UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2014

NOTICE AND PROXY STATEMENT

April 17, 2014

Dear Stockholder:

I cordially invite you to attend our 2014 Annual Meeting of Stockholders on June 3, 2014. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet or by toll-free telephone call. If you received a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

We look forward to seeing you on June 3, 2014 and urge you to vote as soon as possible.

Sincerely,

Scott W. Steffey
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON JUNE 3, 2014

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	June 3, 2014

Place:	Career Education Corporation
231 North Martingale Road
Schaumburg, Illinois 60173

To the Stockholders of Career Education Corporation:

We will hold our 2014 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Career Education Corporation;

(2)	To approve, by a nonbinding advisory vote, executive compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2014; and

(4)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on April 7, 2014, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 206-5970 if you have any questions regarding voting.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Schaumburg, Illinois

April 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 3, 2014

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT

Career Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

INFORMATION ABOUT VOTING AND THE MEETING

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding its 2014 Annual Meeting of Stockholders on June 3, 2014. You have received these materials in connection with the 2014 Annual Meeting.

You are invited to attend the 2014 Annual Meeting of Stockholders on June 3, 2014, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2014 Annual Meeting and vote in person, please call Investor Relations at (847) 585-3899 or visit our website at www.careered.com under the caption “Corporate Contact.”

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we provide our stockholders with the choice of accessing the 2014 Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our stockholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning on or about April 17, 2014.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on April 7, 2014 (the “Record Date”), are entitled to vote at the 2014 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 67,195,515 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2014 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2014 Annual Meeting. All electronic devices will need to be turned off during the 2014 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company provides the proxy materials directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the proxy materials and that stockholder of record’s voting instructions to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by following the instructions provided.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2014 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Deputy General Counsel—Corporate and Assistant Corporate Secretary.

You appoint these individuals by voting your shares by Internet or by toll-free telephone call, as described below. If you receive a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

Giving us your Internet or telephone vote (or signed proxy card or voting instruction form) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2014 Annual Meeting according to the voting directions you provide through the Internet or telephone voting procedures (or on the proxy card or voting instruction form).

You may vote for or against all, some or none of our director candidates. You may also provide your (a) advisory vote for or against approval of compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal, and (b) vote for or against the ratification of the selection of our independent registered public accounting firm. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise through the Internet or telephone voting procedures (or on your proxy card or voting instruction form), you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2014 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or you can vote by proxy as follows:

By Internet: The website for Internet voting is listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Internet voting allows you to confirm that your instructions have been followed.

By telephone: Use the toll-free number listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By mail (if you receive a paper copy of the Proxy Statement): Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

Internet and telephone voting procedures use a control number that appears on your Notice Regarding the Availability of Proxy Materials (or on your proxy card if you receive a paper copy of the Proxy Statement) to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by Internet or telephone, you do not need to sign and return the proxy card.

Each Internet or telephone vote and each executed and returned proxy card will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 206-5970 if you have any questions regarding voting.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials and instructions from your stockbroker, bank or other firm that you must follow in order to have your shares voted.

You will not be able to vote in person at the 2014 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2014 Annual Meeting.

Stockholders are advised to provide their voting instructions promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2014 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2014 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2014 Annual Meeting will tabulate the votes cast by proxy and in person at the 2014 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2014 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the nonbinding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2014.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2014 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and broker non-votes have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a nonbinding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2014 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2014 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2014 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Ernst & Young LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

As provided by law, the advisory vote to approve executive compensation is nonbinding. The Board will review and consider the results of the vote when determining executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2014 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2014 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	attend the 2014 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2014 Annual Meeting. If any other item or matter does properly come before the 2014 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the SEC.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2014 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2014 Annual Meeting during ordinary business hours commencing May 23, 2014, and continuing through the date of the 2014 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

CEC’s Annual Report on Form 10-K for the year ended December 31, 2013, containing financial and other information pertaining to CEC, is being made available to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of the Board of Directors are:

Louis E. Caldera	Dennis H. Chookaszian	David W. Devonshire
Patrick W. Gross	Gregory L. Jackson	Thomas B. Lally
Ronald D. McCray	Scott W. Steffey	Leslie T. Thornton

The Board of Directors met 19 times in 2013. Each incumbent director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member.

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2014 Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2013 Annual Meeting of the Company’s stockholders attended that meeting.

Corporate Governance Guidelines and Ethics Codes

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer, our principal financial and accounting officer and our controller.

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arm’s length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official; and that employees are prohibited from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, co-partner, board member or in any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company. However, this policy allows ownership of up to 5% of the capital stock of public companies that are regularly traded on any national exchange or in the over-the-counter market.

These Codes are available on our website at www.careered.com under the caption “Investor Relations.” Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes relating to any director, executive officer or senior financial officer. Only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Any waiver approved by the Audit Committee or the Board will be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and NASDAQ.

Board Leadership Structure and Role in Risk Oversight

Currently, the Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation. Following the 2013 Annual Meeting of Stockholders, Mr. Devonshire, an independent director, was selected as the Chairman of the Board. During the period that Steven Lesnik, who had served as independent Chairman of the Board since March 2008, also served as President and Chief Executive Officer (October 2011 through April 2013), Ms. Thornton served as Lead Independent Director of the Board.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function. In 2007, the Company’s Risk Committee was established. Currently, the Chief Executive Officer serves as the Chair of the Company’s Risk Committee, and the other members of the Company’s Risk Committee include the following Company officers: Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Internal Auditor, Chief University Education Officer, Chief Career Schools Officer, Chief Information Officer, Chief External Affairs Officer and Chief Human Resources Officer. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports quarterly to the Audit Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Compliance Committee and Nominating and Governance Committee, each composed entirely of directors who are “independent,” as defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter. In 2013, the Audit Committee held nine meetings, the Compensation Committee held nine meetings, the Compliance Committee held four meetings, and the Nominating and Governance Committee held four meetings.

The current Committee assignments of the independent directors are shown in the following table:

Director	Audit	Compensation	Compliance	Nominating and Governance
Louis E. Caldera	X		X
Dennis H. Chookaszian	X (Chairperson)		X	X
David W. Devonshire (1)
Patrick W. Gross		X (Chairperson)	X	X
Gregory L. Jackson		X	X
Thomas B. Lally		X		X (Chairperson)
Ronald D. McCray	X	X
Leslie T. Thornton			X (Chairperson)	X

(1)	Mr. Devonshire currently serves as the Chairman of the Board and is a non-voting participant in each of the Board’s Committees.

In addition to the four standing Committees of the Board, in May 2013 the Board, in furtherance of its fiduciary duties and corporate governance responsibilities, established a special committee comprised of independent directors Messrs. Caldera and McCray to work with Company and outside counsel on matters relating to a potential settlement of the Company’s derivative related litigation matters in which certain current and former Board members and officers were named as individual defendants and the Company is named as a nominal defendant (the “Special Committee”). The Special Committee engaged in a thorough analysis of these litigation matters and approved a settlement on behalf of the Company with the assistance of Company counsel and outside counsel. The Special Committee met seven times in 2013. The Special Committee was dissolved in February 2014.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian qualifies as an audit committee financial expert under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•	Establishes and reviews the overall compensation philosophy of the Company.

•

Reviews the corporate goals and objectives relevant to Chief Executive Officer compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; and recommends to the full Board the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviews and approves the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer.

•	Administers the Company’s incentive compensation plans.

•

Approves and evaluates all compensation plans, policies and programs as they affect the executive officers, except for broad-based welfare, retirement and other benefit plans, policies and programs applicable to employees generally (the responsibility for which has been delegated to the Company’s Employee Benefits Committee).

See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “—Report of the Compensation Committee of the Board of Directors” below.

The Compensation Committee is composed solely of directors who meet all of the independence standards for compensation committee members as set forth in the Exchange Act and NASDAQ listing standards. After reviewing any relationships the Compensation Committee members have with CEC that might affect their independence from CEC, the Board of Directors has determined that all current members of the Compensation Committee are “independent” as that concept is defined by Rule 10C-1 under the Exchange Act and as defined in the NASDAQ listing standards.

Delegation of Authority.    The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

The Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) authorizes the Compensation Committee to delegate authority to our President and Chief Executive Officer or Chief Financial Officer to grant equity awards within certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance-based compensation under Section 162(m). The Compensation Committee’s guidelines for equity awards allow our President and Chief Executive Officer to make stock grants to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 50,000 shares.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of four senior executives, who are our Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President of Tax and Risk Management, and the Senior Vice President and General Counsel. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officer.    The Chief Human Resources Officer, Chief Financial Officer and General Counsel generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Compensation Committee with data concerning each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest.    As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Compensation Committee on compensation trends and practices; prepare competitive market reviews on executive compensation levels; provide analyses and data compilations regarding executive compensation; and advise on executive pay recommendations for our executive officers.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2013, Cook did not provide any services to the Company beyond its role as independent consultant to the Committee. The Compensation Committee determined that the work of Cook as compensation consultant to the Committee does not raise any conflict of interest.

Management retained the services of the executive compensation practice of Towers Watson during 2012 to assist in the review and design of a 2012 cash-based retention program and the short-term and long-term incentive programs for 2013. Towers Watson met with various members of management during the course of the project in 2012 and early 2013, and attended two compensation committee meetings in 2012. Towers Watson provided thought leadership, subject matter expertise and overviews of market practices. Towers Watson also provided benefits consulting through August 2013 as part of a three-year consulting services agreement, and the Company annually purchases from Towers Watson market data that is available through compensation surveys generally available to other companies. Management and the Compensation Committee reviewed factors relating to the independence of Towers Watson in 2013, including those noted in the paragraph above, and Towers Watson prepared a letter for the Compensation Committee providing information with respect to these factors. Management determined that the work of Towers Watson as compensation consultant to management does not raise any conflict of interest.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies and advises the Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters. In particular, the Compliance Committee is responsible for reviewing significant compliance risk areas and the steps the Company’s corporate compliance department has taken to monitor, control and report compliance risk exposures. The Compliance Committee’s area of responsibility also includes monitoring the effectiveness of, and recommending improvements to, the Company’s compliance program and reviewing the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters. Further, the Compliance Committee is responsible for monitoring compliance with the Company’s codes of conduct and ethics, reporting compliance issues that may have significant financial implications for the Company that may be relevant to matters which the Audit Committee considers under its purview and monitoring procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; reviews the size and structure of the Board, including the independence of the directors; recommends the structure and membership of other Board Committees to the Board of Directors; and considers corporate governance matters and periodically recommends corporate governance principles to the Board. The Nominating and Governance Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors and takes the steps it deems necessary or appropriate regarding the oversight and evaluation of the Board and each Board Committee.

Director Selection Process

Direct Independence

Our Corporate Governance Guidelines require that a majority of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Sixth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. In 2012, the Nominating and Governance Committee engaged a search firm to assist with identifying potential candidates to fill vacancies on the Board, and these services facilitated the appointment of Ronald McCray and Louis Caldera to the Board effective November 13, 2012 and March 19, 2013, respectively. The Board used the services of an executive search firm in connection with its search for a Chief Executive Officer, which led to the hiring of Scott Steffey as President and Chief Executive Officer in April 2013. Mr. Steffey was also elected as a member of the Board in May 2013. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Other Information—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need for the Board. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Board Committee meetings.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

Over the past several years, Congress, the President, the Department of Education, states, accrediting agencies and the media have increased their scrutiny of the private sector higher education industry which has resulted in adverse publicity for the sector. Various Congressional hearings and roundtable discussions have been held, beginning in June 2010, by the U.S. Senate Committee on Health, Education, Labor and Pensions (the “HELP Committee”) and other Congressional members and committees regarding various aspects of the education industry. In addition, various members of Congress have proposed legislation that if adopted would affect our business. All of these activities may lead to adverse legislation, additional Department of Education, state or accrediting agency regulations, additional negative media coverage or further federal or other investigations of the private sector higher education industry. Throughout 2013, we continued to focus on the challenges that face the industry, including extended student decision making cycle time, increased competition across the industry and the continued uncertain regulatory climate. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies in “Items to be Voted On—Proposal 1: Election of Directors” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs and operates in a highly regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company has a diversified mix of educational offerings. The schools and universities that are part of the Company provide a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. We serve students from campuses throughout the United States, offering doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Directors with experience in strategic planning for large organizations help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our schools; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual and multi-year business plans. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Board Skills Matrix.    The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Items to be Voted On—Proposal 1: Election of Directors” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Board of Directors
Required Expertise	Louis Caldera	Dennis Chookaszian	David Devonshire	Patrick Gross	Gregory Jackson	Thomas Lally	Ronald McCray	Scott Steffey	Leslie Thornton
Educational Services and Related Legal and Regulatory Experience	x				x			x	x
Strategic Planning and Growth Initiatives	x	x	x	x	x	x	x	x
Investment Management and Other Financial Expertise		x	x	x	x	x	x	x
Marketing		x		x			x	x
Governance	x	x		x			x		x

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations.

Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

As discussed above, the Company’s Conflicts of Interest Policy, which is included in the Company’s Code of Business Conduct and Ethics, sets forth what business conduct, interests or arrangements of its employees may be improper, and what employees must do to bring any opportunity covered by the Conflicts of Interest Policy to the attention of the Company. See “Corporate Governance Guidelines and Ethics Codes” above for further description of this policy.

In accordance with the Nominating and Governance Committee charter, the Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees. The Nominating and Governance Committee performs this review at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates of which a director or nominee is an employee, director, or trustee. Based on these reviews, there have been no related-party transactions which would require disclosure in this Proxy Statement, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com, under the captions “Investor Relations-Corporate Governance” for any changes in this process.

DIRECTOR COMPENSATION

For 2013, each non-employee director other than the Chairman of the Board received an annual retainer of $75,000, payable in quarterly installments. A non-employee Chairman of the Board receives an annual retainer of $150,000, payable in quarterly installments. Each non-employee director who serves as a Board Committee chairperson also receives an additional annual retainer of $15,000, payable in quarterly installments. An individual meeting fee of $1,000 will be paid to the non-employee directors, including a non-employee Chairman of the Board, for each Board and Committee meeting commencing with the 13th such Board or 13th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees of the Board on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 13 or more meetings during the 12-month period following the annual meeting of the Company’s stockholders, or (2) equity awards (described below).

Additional compensation was approved for members of the Special Committee established in May 2013 to work with counsel on matters relating to a proposed settlement of the Company’s derivative litigation matters. An annual fee of $20,000 payable in quarterly installments and a $1,000 per meeting fee for every meeting beyond three occurring within a calendar quarter applied to Messrs. Caldera and McCray during the time they served as members of the Special Committee.

All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities.

In addition, each non-employee director receives an annual grant of stock options under the 2008 Plan on the date of our Annual Meeting of Stockholders, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. For the 2013-2014 director term, each non-employee director was granted stock options to purchase 16,000 shares of our common stock at the closing price of the common stock on NASDAQ on May 14, 2013, and Messrs. Caldera and McCray received additional options for their partial year service during the prior term. One-fourth of the options granted to each non-employee director vest on each of the grant date and the three successive anniversaries of the grant date, subject to continued Board service on each vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases Board service, in which event early termination provisions apply.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors. It is anticipated that revisions to the Company’s director compensation program will be effective for the 2014-2015 director term.

Mr. Lesnik served as President and Chief Executive Officer of the Company from October 31, 2011 through April 7, 2013. During his service as President and Chief Executive Officer, Mr. Lesnik did not receive any additional compensation as Chairman or as a member of the Board. Mr. Steffey, our current President and Chief Executive Officer, is an employee director and therefore does not receive any additional compensation as a member of the Board. The compensation of Messrs. Lesnik and Steffey as President and Chief Executive Officer is addressed under the headings “Compensation Discussion and Analysis” and “Compensation Tables.”

Ms. Thornton served as Lead Independent Director of the Board from October 31, 2011 through May 14, 2013 and received additional compensation at a rate of $20,000 per year during her service as Lead Independent Director.

Commencing January 1, 2010, in accordance with the Non-employee Director Share Accumulation Program, non-employee directors could elect to utilize all or a portion of their annual retainer fee and quarterly meeting fees to acquire shares of Company stock from the Company. These shares are acquired quarterly in arrears. No directors participated in the program in 2013.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our non-employee directors for the year ended December 31, 2013 is shown in the table below.

2013 Director Compensation

Name	Fees Earned in Cash	Option Awards(1)	Total
Louis E. Caldera (2)	$73,072	$33,528	$106,600
Dennis H. Chookaszian (3)	$96,000	$28,738	$124,738
David W. Devonshire (4)	$128,379	$28,738	$157,117
Patrick W. Gross (5)	$96,000	$28,738	$124,738
Gregory L. Jackson (6)	$81,000	$28,738	$109,738
Thomas B. Lally (7)	$94,000	$28,738	$122,738
Ronald D. McCray (8)	$89,151	$43,106	$132,257
Leslie T. Thornton (9)	$103,366	$28,738	$132,104

(1)	Amounts were calculated as the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 15 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for information regarding the assumptions used in the valuation of our equity awards.

(2)	Mr. Caldera was elected as a director on March 19, 2013. As of December 31, 2013, Mr. Caldera held options to purchase 18,667 shares of Company common stock.

(3)	Chairperson of the Audit Committee. As of December 31, 2013, Mr. Chookaszian held options to purchase 216,000 shares of Company common stock.

(4)	Mr. Devonshire was elected Chairman of the Board on May 14, 2013. As of December 31, 2013, Mr. Devonshire held options to purchase 138,000 shares of Company common stock.

(5)	Chairperson of the Compensation Committee. As of December 31, 2013, Mr. Gross held options to purchase 192,000 shares of Company common stock.

(6)	As of December 31, 2013, Mr. Jackson held options to purchase 120,000 shares of Company common stock.

(7)	Chairperson of the Nominating and Governance Committee. As of December 31, 2013, Mr. Lally held options to purchase 216,000 shares of Company common stock.

(8)	As of December 31, 2013, Mr. McCray held options to purchase 24,000 shares of Company common stock.

(9)	Chairperson of the Compliance Committee and was Lead Independent Director through May 14, 2013. As of December 31, 2013, Ms. Thornton held options to purchase 192,000 shares of Company common stock.

Stock Ownership Guidelines

The Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted stock ownership guidelines, effective December 31, 2005, that set the non-employee director ownership target at five times the base annual retainer (excluding meeting and Board Committee fees). Non-employee directors at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership target. Non-employee directors joining the Board after December 31, 2005 have five years from the date of joining the Board to achieve their ownership target. The guidelines specify that the Chairman of the Board may determine to reduce future levels of stock awards or option grants to those directors not making satisfactory progress towards ownership targets, taking into consideration that extended blackout periods during which directors cannot purchase Company shares on the open market may restrict directors’ ability to accumulate shares.

The Nominating and Governance Committee Chairman conducts a periodic review of each non-employee director’s progress towards the target stock ownership levels and communicates that progress to individual directors. Each of our non-employee directors as of December 31, 2010 met or exceeded such director’s applicable stock ownership target as of that date. Due in part to changes made during 2011 to our non-employee director compensation structure, which included an increase in the annual retainer paid to non-employee directors, as well as fluctuations in stock value from 2011 through 2013, none of the non-employee directors have maintained or achieved the applicable stock ownership target as of December 31, 2013. The Nominating and Governance Committee has determined not to take any immediate remedial action. The Board of Directors is revising the terms of these stock ownership guidelines to better correspond with the Company’s director compensation structure.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Set forth below is a table identifying our executive officers at April 7, 2014 and their biographies are provided below, except for Scott Steffey, whose biography can be found in “Matters to be Voted On—Proposal 1: Election of Directors.”

Name	Age	Position
Jeffrey D. Ayers	53	Senior Vice President, General Counsel and Corporate Secretary

Jennifer A. Campe	48	Senior Vice President and Chief Human Resources Officer

Lysa A. Clemens	47	Senior Vice President and Chief Career Schools Officer

Jeffrey R. Cooper	62	Senior Vice President and Chief Compliance Officer

Jason T. Friesen	46	Senior Vice President and Chief University Education Officer

Diane Auer Jones	49	Senior Vice President and Chief External Affairs Officer

Colleen M. O’Sullivan	46	Senior Vice President and Chief Financial Officer

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of CEC.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. Mr. Ayers has extensive experience as a senior legal officer for large public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From February 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., a NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, which then had more than $10 billion in annual revenues, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., an NYSE-listed and leading multinational risk merchant, commodity trader and energy infrastructure developer and manager with annual revenues exceeding $25 billion. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science in computer science and mathematics from Graceland University and a law degree and Master of Business Administration from the University of Iowa.

Jennifer A. Campe has served as Senior Vice President and Chief Human Resources Officer since February 2013. Ms. Campe joined the Company in May 2008 as Vice President of Human Resources for the University Education Group, and since that time has been given increasingly more responsibility, taking on HR leadership and oversight of additional business groups, training and organizational development and company-wide admissions training. Prior to joining the Company, Ms. Campe held various human resources leadership roles in diverse industries, including positions at TransUnion, Eziaz (a DSL provider start up company) and 3Com/US Robotics. Ms. Campe holds a Bachelor of Arts in psychology and a Master’s of Human Resources from Loyola University.

Lysa A. Clemens joined the Company in June 2013 as Senior Vice President of Strategic Initiatives, and became Senior Vice President and Chief Career Schools Officer in August 2013. Prior to joining the Company, Ms. Clemens was Chief Operations Officer of Synergis Education, which provides marketing, enrollment, accounting and retention services to small private colleges and universities, from 2012 until joining the Company and, from 2011 to 2012, of Latimer Education, Inc., which provided expertise and resources to leverage ground-based educational programs into the online marketplace. From 2010 to 2011, Ms. Clemens was Chief Marketing Officer at Whitney International University System, which supports postsecondary education institutions across Latin America by providing capital for expansion, technology, marketing expertise and affiliations with top universities across the Western hemisphere. Ms. Clemens was in various roles at Strayer Education, a private sector provider of higher education, from 2001 to 2010, leading the marketing function and later serving as Executive Vice President and Chief Administrative Officer. In these roles she repositioned the institution’s brand for national expansion, oversaw Strayer’s campus expansion into 15 states and the market introduction of Strayer’s online programs. Ms. Clemens also spent 11 years at the University of Phoenix, one of the Company’s largest competitors, managing the marketing and campus administration functions, introducing the first national brand and advertising strategy and establishing the university’s first incoming lead call center. Ms. Clemens received a Bachelor of Arts in advertising from Arizona State University and a Master of Business Administration from the University of Phoenix.

Jeffrey R. Cooper joined the Company as Senior Vice President and Chief Compliance Officer in February 2014. Prior to joining the Company, Mr. Cooper was Chief Compliance Officer at ITT Educational Services, Inc., a provider of accredited, technology-oriented undergraduate and graduate degree programs, a position he held since November 2004 and where he was responsible for overseeing all compliance programs and enterprise risk management for the company and its institutions. Mr. Cooper served as vice president of Great American Financial Resources, Inc. (“GAFRI”), the annuity and life insurance operations of American Financial Group, from June 1999 through October 2004, and as its Chief Compliance Officer from June 1997 through October 2004. Mr. Cooper received a Bachelor of Arts from Boston University and a law degree from the University of Miami School of Law.

Jason T. Friesen has served in various Senior Vice President positions since joining the Company in November 2007, including his current position as Chief University Education Officer (since July 2012) and prior positions leading the Health Education Group (January 2012 to July 2012), in Finance and Investor Relations (January 2010 to January 2012) and in Finance (November 2007 to January 2010). Mr. Friesen also served as Treasurer from November 2007 to July 2012. Prior to joining the Company, he served in senior finance positions including business unit financial management and financial planning. From November 2003 until joining CEC, Mr. Friesen held leadership positions within finance at Sears, Roebuck & Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 100 company and one of the nation’s largest broadline retailers. At Sears, he served as Vice President of Merchandise Finance—Hardlines, a business with approximately $20 billion in annual revenue; from March 2006 to August 2007, he was Vice President, Finance—Specialty Retail; from March 2005 to March 2006, he was Vice President—Financial Planning and Analysis; and from November 2003 through March 2005, he served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm, and from 1998 to 2002 was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science in business administration from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Diane Auer Jones has served in external and regulatory affairs roles since joining the Company in 2010, currently holding the title of Senior Vice President and Chief External Affairs Officer. Before joining the Company, Ms. Jones served from 2007 to 2008 as the Assistant Secretary for Postsecondary Education at the U.S. Department of Education. She also held key policy roles at the White House, on Capitol Hill and at the National Science Foundation having served as the Deputy to the Associate Director for Science at the Office of Science and Technology Policy (2005 to 2007), as a Professional Staffer and Acting Staff Director for the Research Subcommittee of the U.S. House of Representatives Committee on Science (2001 to 2002), and as a Program Director in the Education and Human Resources Directorate at NSF (2000 to 2001). Ms. Jones was a biology professor for more than a decade at the Community College of Baltimore County. She also served as the Director of Government Affairs at Princeton University from 2002 to 2005 and was CEO of The Washington Campus, a non-profit organization that serves as the Washington, DC campus for 16 of the nation’s leading graduate schools of business, from 2008 to 2010. Ms. Jones also owned and operated a natural food store and an alternative wellness center from 1991 to 1999 and was a co-owner of an environmental biotechnology company from 1995 to 2001. Ms. Jones received a Bachelor of Science in biology from Salisbury University and a Master’s in applied molecular biology from the University of Maryland Baltimore County.

Colleen M. O’Sullivan has served as Senior Vice President and Chief Financial Officer since August 2012, as Senior Vice President and Chief Accounting Officer from July 2008 to August 2012 and as Vice President and Corporate Controller from January 2008 to July 2008. Prior to joining the Company, she held senior positions in the finance and public accounting fields. From August 2007 until joining the Company, Ms. O’Sullivan was the Vice President—Finance at Hewitt Associates, a $3 billion then-public company that is a global human resources outsourcing and consulting firm and from August 2005 to August 2007 was its Assistant Controller. From 2003 to July 2005, Ms. O’Sullivan held positions of increasing responsibility, most recently as Assistant Controller, with Sears, Roebuck and Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 100 company and one of the nation’s largest broadline retailers with approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. From 2001 to 2002, Ms. O’Sullivan was an audit partner with Arthur Andersen LLP, at which firm she spent 12 years within the assurance practice. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Compensation Discussion and Analysis

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its compensation decisions relating to 2013 compensation for executive officers, including the named executive officers. For 2013, our named executive officers were:

Name	Title
Scott W. Steffey	President and Chief Executive Officer
Colleen M. O’Sullivan	Senior Vice President and Chief Financial Officer
Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary
Lysa A. Clemens	Senior Vice President and Chief Career Schools Officer
Jason T. Friesen	Senior Vice President and Chief University Education Officer
Steven H. Lesnik	Former Chairman, President and Chief Executive Officer
Daniel J. Hurdle	Former Senior Vice President and Chief Career Schools Officer

This discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Philosophy and Objectives

III.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

IV.	Competitive Positioning

V.	2013 Compensation Decisions

VI.	Other Compensation and Benefits

VII.	Regulatory Considerations

VIII.	Corporate Governance

I. Executive Summary

Our compensation package for executive officers has generally consisted of a base salary, an annual performance-based incentive award payable in cash, and a long-term incentive award(s) granted in the form of cash and equity. The Committee has selected these components as they align our executives’ interests with those of our long-term stockholders and motivate our executives to achieve the Company’s operational and strategic goals.

Business Environment

Throughout 2013, we made significant progress in the turnaround of our organization despite a challenging market for our industry. The success of our students remains at the forefront of our strategy of Enroll, Educate and Place our students. Our efforts to return our organization to financial stability are aligned with student success.

In 2013 the Company has made meaningful and positive change. Examples of some of the significant business changes and other highlights during 2013 include:

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Hiring a new President and CEO, Scott Steffey, to lead the organization. Mr. Steffey joined the organization in April 2013. Mr. Steffey’s career includes leadership roles spanning the education spectrum as well as senior posts at both publicly- and privately-held businesses. Most notably, he served as Executive Vice President & Chief Operating Officer (COO) of Strayer Education, Inc., the Chairman of the Board of Trustees of Strayer University and the Vice Chancellor of The State University of New York (“SUNY”). In his role as COO, Mr. Steffey was a hands-on force in driving operational excellence and efficiency, academic integrity and accountability, innovative online learning and prudent enrollment growth. Mr. Steffey was the senior operating officer for much of his tenure at SUNY, at the time the largest non-profit, unified system of postsecondary education in the United States. He helped lead a transformation of the SUNY system, resulting in greater academic quality and achievement at its campuses, significant enrollment growth, revenue growth, expense containment, and a large capital re-investment in its campus infrastructure. Most recently, Steffey was Founder and President of Symposium Ventures, a private equity firm serving private sector and nonprofit education institutions.

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Hiring a new executive, Lysa Clemens, to lead the Career Schools group which was inclusive of our Culinary Arts, Design and Technology, and Health Education business segments at that time. Ms. Clemens joined the organization in June 2013 and has many years of experience with other private sector higher education companies.

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Launching of intellipathTM, Career Education’s adaptive learning technology which delivers data-driven personalized learning by harnessing the power of a sophisticated analytical engine and rich faculty-developed content. Intellipath’s revolutionary new analytical engine conducts continual, real-time assessments of student knowledge and skills based on sophisticated learning maps designed by faculty to align with the academic courses and programs of Career Education’s schools. The technology is expected to increase rates of passing grades, decreased student withdrawals, and improved persistence and retention.

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Completing the sale and transfer of control of our International Segment on December 3, 2013, which consisted of our INSEEC schools and the International University of Monaco located in France and Monaco, respectively. This sale reflects our strategy to redeploy our assets to rebuild our domestic educational institutions and improve our options for accelerating growth. The total consideration for the International Segment pursuant to the Purchase Agreement was $305.0 million, less certain distributions and adjustments prior to closing, which resulted in a cash payment of $276.5 million received at closing.

•	We took a number of steps to improve operational efficiencies, including the reorganization of our Health Education and Design & Technology segments. We laid the groundwork to begin merging the nationally accredited institutions within Health Education and Design & Technology to broaden program offerings and reduce the number of educational brands we are supporting. This consolidation will provide more options for our students and allow our career colleges to better adjust to the ebb and flow of local and national market needs. Additionally, operational efficiencies will result through alignment of academic calendars, market strategy efficiency and simplification of the organization and regulatory structure of these schools.

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Continuing to focus the Company on renewing relationships with our various accreditors and regulators and on realigning our schools for long-term success by refining our program offerings, bolstering technical innovation, and simplifying our organization.

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We made progress in resolving a number of our regulatory and legal matters. We reached an agreement with the New York Attorney General’s office for $10.5 million and also settled the shareholder derivative and securities litigation which is expected to be primarily funded through insurance proceeds. On January 24, 2014, we accepted a mediator’s proposal to settle multiple individual lawsuits which are part of the Vasquez matter and recorded an accrual for $15.5 million based on our estimate of the liability.

Pay Mix

Excellent performance by our named executive officers is essential to achieving our strategic goals and increasing stockholder value. As such, a significant amount of executive pay is weighted towards at-risk variable compensation (annual and long-term incentives). To maximize alignment with stockholder interests, we tie a significant portion of executive pay to Company performance by delivering it in long-term compensation. Each named executive officer has a target total compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice.

The following charts show the target total direct compensation mix for the CEO and other named executive officers as compared to the median of our comparison group which is described in Section IV below. Target total direct compensation is exclusive of one-time special compensation arrangements that are not considered to be ongoing. Actual amounts earned may differ from targeted amounts based on both Company and individual performance. Eighty-two percent of CEO target total direct compensation and 64 percent of other named executive officer compensation are variable based on company and individual performance.

Pay for Performance

The Company has designed our compensation programs to align pay with our performance in relation to both the performance of our peers as well as the value we bring to our stockholders. The following chart shows the relationship between the Company’s total shareholder return for the past 5 years relative to CEO compensation as reported in the Summary Compensation Table for each respective year. Excluding the sign-on bonus awarded to Mr. Steffey in 2013, Career Education’s 5-year total shareholder return is aligned with CEO compensation over that same time frame.

2013 Compensation Decision Highlights

Based on the Company’s performance, the Committee made the following key compensation decisions for 2013:

Pay Component	Compensation Decision
Base Salary	Forgo increases to base salary
Annual Short-term Incentive Program (AIP)	Participants in corporate or business segments in 2013 that anticipated an operating loss, could not attain a 100 percent payout under the program without significantly overachieving the 2013 operating plan
Long-term Incentive Awards	Reintroduce performance awards, in the form of performance units, which represent 40 percent of the executive’s long-term incentive award

2013 Base Salary.    Due to overall company performance, the Company decided to forgo increases to base salary with the exception of promotions and new hires.

2013 Annual Incentive Award Program (“AIP”).    The 2013 AIP performance measures were selected to place greater emphasis on profitability (operating income), growth (student population), and student outcomes (student retention and student placement). The Committee calibrated potential executive officer award payouts generally at 50 percent of target award for achievement of the 2013 operating plan, except for Mr. Friesen and certain minimum payouts assured to executive officers joining the Company. Attainment of a 100 percent of target award payout required the Company to achieve performance significantly above the 2013 operating plan. For Mr. Friesen, the Committee calibrated potential award payouts at 100 percent of target award for achievement of the 2013 operating plan due to the performance of the University Schools.

2013 Long-term Incentive Awards.    The 2013 long-term incentive awards included three vehicles for our executive officers, including the named executive officers:

•	Non-qualified stock options (weighted 30 percent)

•	Time-based restricted stock units settled in cash (weighted 30 percent)

•	Performance units in the form of a cash-based award (weighted 40 percent)

The stock options and restricted stock units vest in four equal annual installments provided that the award recipient remains our employee on the date of vesting. The performance units cliff vest after 3 years based on the Company’s total shareholder return (“TSR”) relative to a peer group of 14 publicly traded proprietary education companies. In order to manage the Company’s share usage run rate within reasonable competitive norms, the Committee determined to settle the performance units and restricted stock units in cash rather than shares.

Four Year Evolution of Long-term Awards. Over the past four years, the Company has made significant strides to promote alignment of our long-term incentive awards for our named executive officers with the interests of our stockholders. The charts below describe the progress the organization has made to increase the usage of performance based long-term incentives to the named executive officer group, excluding the CEO.

Compensation Package for Newly Hired CEO.    As mentioned earlier, the Company hired a new President and CEO in 2013. In order to attract a strong CEO with excellent credentials and industry experience, as well as the ability to navigate the organization through difficult times, the Committee established the following compensation package designed to induce Mr. Steffey to join the Company and to incent him to improve the Company’s performance:

•	A base salary of $750,000

•	An annual bonus target of 100 percent of base salary, with a prorated minimum payment equal to 50 percent of target for 2013

•	Long-term incentive awards structured as follows:

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stock options and stock appreciation rights with a target value of $780,000 (weighted 30 percent) that vest in four equal annual installments provided Mr. Steffey remains our employee on the date of vesting.

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cash-settled restricted stock units, with a target value of $780,000 (weighted 30 percent) that vest in four equal annual installments provided Mr. Steffey remains our employee on the date of vesting, subject to attainment of an overall Company revenue target for April 2013 through March 2014 of at least $500 million

•	performance unit with a target value of $1,040,000 (weighted 40 percent) that vests on April 1, 2016 based on the relative TSR of a peer group of 14 publicly traded proprietary education companies

•	A sign-on cash bonus of $2,500,000 which is subject to partial repayment if executive resigns before four years

We believe the 2013 compensation arrangements entered into with Mr. Steffey are a reasonable pay package for inducing an external CEO candidate to join the Company, and are responsive to stockholder feedback by incorporating a 3-year performance measure.

Say-on-Pay

At our 2013 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 54.5 percent of stockholders voting on the proposal at the meeting. In response to these voting results, we continued our investor outreach efforts, inviting our 25 largest investors, representing approximately 65 percent of our outstanding shares, to engage with management to better understand their concerns about our compensation program. From the investors who accepted our invitation, we heard:

•	Pay for performance is critical

•	Focus on comparisons to peers, rather than solely on absolute performance

•	TSR is a good performance measure, but give consideration to operating metrics as well

•	Desire to move away from one-time special grants

•	Desire to have CEO compensation weighted more heavily to long-term performance of the Company

•	Disclosure surrounding how the peer group is selected and how performance targets are set is important

The Company and the chair of our Compensation Committee also engaged with one of the primary institutional investment advisory firms to discuss our compensation practices.

Feedback from these discussions was shared with the Compensation Committee and was considered in making subsequent decisions regarding executive compensation to strengthen pay for performance and stockholder alignment. As mentioned above and further discussed below, we:

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Maintained a TSR performance measure over three years for our long-term incentive award, and increased the weighting of these awards for our named executive officers in 2014 to comprise one-half the overall value of the long-term incentive awards.

•	Maintained strong operational performance measures for our annual incentive plan, revising them to continue focus on the measures necessary to drive the business forward.

•	Refrained from making special or one-time awards outside of the typical annual cycle, other than new hire awards.

•	Provided robust disclosure in this Proxy Statement surrounding our comparison group and the establishment of our performance measures.

We are committed to the interests of our stockholders and the delivery of stockholder value through sustainable growth, and we will continue to consider the outcome of the Company’s “Say-on-Pay” proposal and stockholder feedback when making further compensation decisions for our named executive officers.

2014 Compensation Decision Highlights

The Committee conducted a full review of our base salary, AIP and long-term incentive programs to ensure continued alignment with stockholder interests, while endeavoring to move certain named executive officers closer to the market median. The Committee determined to make the following changes for 2014 named executive officer compensation, other than Mr. Steffey who is addressed below.

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Base salary increases were awarded to only three named officers effective March 1, 2014. These increases were awarded consistent with the Company’s overall compensation philosophy to align named executive officer total direct compensation with the market median, unless a strategic rationale exists to pay outside of that range. The chart below details the base salary increases as well as the peer group competitive consensus for the roles:

Named Executive Officer	Current Base Salary	Base Salary Effective 3/1/2014	Increase Percent	Peer Competitive Consensus
Colleen M. O’Sullivan	$355,000	$380,000	7%	$422,000
Lysa A. Clemens	$310,000	$390,500	26%	$433,000
Jason T. Friesen	$355,000	$400,000	13%	$433,000

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2014 AIP targets will be held constant year-over-year for all named executive officers except Ms. Clemens. Ms. Clemens’ AIP target will increase from 50 percent to 60 percent based on her promotion to Senior Vice President and Chief Career Schools Officer in August 2013.

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The 2014 AIP was redesigned to align with our 2014 operating plan and includes measures for Profitability (revenue and expense management), Enroll and Educate (student population), Place (student completion and placement) and individual performance. For 2014, the Company decided to decouple the Profitability component to include measures for both revenue and expense management rather than the use of operating income as in previous years. We feel this distinction allows our business leaders to make more prudent decisions related to investments to support business growth. Performance targets were set for each of these measures based on our operating plan or, in the case of student completion and placement rates, year-over-year improvement. Payout for performance above and below these targets is clearly defined. Again for 2014, for named executive officers except Mr. Friesen, achievement of the operating plan generally produces a 50 percent of target award payout under the plan; target payouts (100 percent) require the Company to achieve performance above the 2014 operating plan. Due to the continued performance of the University Schools, achievement of the 2014 operating plan produces a 100 percent of target award payout for Mr. Friesen.

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2014 long-term incentive award targets will also be held constant year-over-year for all named executive officers except Ms. Clemens. Ms. Clemens’ long-term target will increase from 100 percent to 125 percent of base salary based on her promotion to Senior Vice President and Chief Career Schools Officer. For 2014 only, the Committee also approved a one-time increase in value of the long-term incentive awards for Ms. O’Sullivan, Ms. Clemens and Mr. Friesen equal to 175 percent, 150 percent and 188 percent of base salary, respectively. During their annual review of total direct compensation for the named executive officers, the Committee determined that this one-time increase in value was appropriate considering these individuals were below the market median pay while significantly contributing to the turnaround of the Company.

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The 2014 long-term incentive awards tie a larger portion of each named executive officer’s award to Company performance. The 2014 long-term incentive awards include three vehicles for our executive officers, including the named executive officers: stock options (weighted 30 percent), time-based restricted stock units to be settled in stock (weighted 20 percent) and a cash performance-based award (weighted 50 percent). For the cash performance-based awards, TSR will continue as the sole performance measure with a three-year performance period. This award program clearly aligns with stockholder interests. The Committee again determined to settle the performance units as well as restricted stock units granted to non-executive officer participants in cash rather than shares in order to manage the Company’s share usage run rate within reasonable competitive norms.

2014 Compensation Package for CEO.     Based on the movement made in fiscal year 2013 towards the turnaround of the Company, the Committee determined to recognize the positive developments by increasing Mr. Steffey’s target total direct compensation for fiscal year 2014 by 17 percent, from $4.1 million to $4.8 million. This was accomplished by increasing Mr. Steffey’s base pay to $850,000, increasing his target AIP opportunity from 100 percent to 110 percent of his base salary, and increasing his target long-term incentive value from $2.6 million to $3.0 million. Mr. Steffey’s 2014 AIP payment will be based (i) 50 percent on revenue and expense management performance measures (the 2014 AIP Profitability performance measures applicable to the Company’s other executive officers), and (ii) 50 percent on regulatory, company performance and subjective goals to be established by the Committee for Mr. Steffey. Consistent with other executive officers, Mr. Steffey’s long-term incentive awards were weighted 30 percent in stock options, 20 percent in restricted stock units to be settled in stock and 50 percent in a cash performance-based award. The terms of these awards are consistent with those made to the other executive officers of the Company, except that the vesting of Mr. Steffey’s restricted stock units is subject to achievement of a 2014 Company revenue performance measure in addition to the service vesting requirements applicable to the other executive officers.

Compensation Best Practices

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

•	No excessive change in control severance.

•	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

•	No reload, repricing or options issued at discount. Options issued will not be repriced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

•	No special benefits or perquisites other than executive physicals.

•	Ability to clawback certain annual and long-term performance-based incentive compensation from executive officers.

•	Stock options are priced at date of grant.

•	No hedging or pledging of Company stock.

•	Double trigger change-in-control provisions for both cash and equity awards under the 2008 Plan.

•	Stock ownership guidelines for all named executive officers.

•	Compensation Committee uses an outside independent compensation consulting firm who does not consult on any other matters for the Company.

•	Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

II. Compensation Philosophy and Objectives

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well-aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed the executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly-sized companies with similar complexity;

•	To reward executives for strong financial and operational performance by linking compensation to actual business results;

•	To differentiate and reward individual performance in the context of Company performance;

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership; and

•	To encourage long-term commitment to the Company.

The Committee used these principles to establish the use and purpose of each of the following compensation components:

Component	Purpose	Link to Performance
Base Salary	Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security.	Base salary levels are set taking into consideration an individual’s duties and responsibilities, experience and areas of expertise. Salary changes are based, in part, on the achievement of specific individual performance goals.
Annual Incentive Award	Focuses and rewards executives for achieving key strategic goals, operational metrics, financial results and individual performance.	Variable cash payments are based on the achievement of Company and, where applicable, organizational unit strategic goals, operational metrics and financial goals as well as on individual performance. Based on Company performance, for many participants, AIP target payments were lowered for 2012 through 2014.
Stock Option Grant	Aligns executives with the long-term interests of stockholders and builds an ownership culture.	Grant size is reflective of individual responsibilities and performance and future value is based on growth in stock price between the grant date and the exercise date.
Performance-based Awards	Aligns executives with key long-term performance measures and rewards them for stockholder value creation.	Grant size is reflective of individual performance and future value is based on achievement of performance targets relative to our peer’s performance and growth in stock price.
Time-based Awards	Provides for leadership continuity and encourages long-term commitment to the Company.	Grant size is reflective of individual responsibilities and performance, and future value is based on the growth in stock price assuming continued employment.
Perquisites: Executive Physicals	Assesses the personal health of the Company’s leaders and allows them to address health concerns on a timely basis.	Executive effectiveness is linked to personal health.
Other Compensation	Satisfies employee health, welfare and retirement needs and provides a competitive compensation package needed to attract and retain talented executives.	Employee benefits plans allow employees, including executives, to focus on their job responsibilities and to achieve their performance goals.

III. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with the assistance of F.W. Cook (“Cook”), its independent compensation consultant, annually reviews each component of compensation, including base salary, annual cash incentives and long-term incentives for each executive officer (including the named executive officers), considering the appropriate external benchmarks and internal valuation. As part of its decision-making process, the Committee:

•	Reviews data from market surveys and publicly available information to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy;

•	Targets total compensation in the market median range for similarly situated executives;

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Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention;

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer; and

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer, the Committee recommends compensation to the independent directors of the Board for approval. For the other executive officers, including the named executive officers, the Committee considers the recommendations of the President and Chief Executive Officer in making compensation decisions.

The Committee also generally uses tally sheets that provide details on base salary, AIP targets and payments and long-term incentive grants for the most recent year and the prior two years (where applicable). Tally sheets are created for each key executive and provide a broad view of value of each executive’s compensation arrangement.

IV. Competitive Positioning

For 2013 compensation determinations, assessments were made primarily against a comparison group of 21 companies in private sector higher education services, professional services, diversified consumer services, hospitality/leisure, and internet catalog and retail industries as selected by Cook and approved by the Committee. Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $250 million and within a reasonable size range in various metrics, such as revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics, including competitors in the private sector higher education industry, and companies that use sophisticated online applications core to the business, utilize online marketing and are similar in terms of lead generation, lead conversion and sourcing candidates. The following companies were included in the 2012 comparison group used for 2013 compensation determinations (note that “Size” in this chart refers to the organization’s revenue for 2011 and “TSR” is the company’s total shareholder return):

	Composite Percentile Ranking
Company Name	Size	Profitability	Growth	TSR
American Public Education	9%	72%	78%	71%
Apollo Group	88%	81%	38%	62%
Bridgepoint Education	43%	67%	75%	71%
Capella Education	18%	69%	49%	13%
Career Education	49%	23%	29%	4%
Corinthian Colleges	43%	11%	41%	3%
DeVry	65%	68%	66%	37%
Education Management	77%	34%	73%	81%
Expedia	78%	56%	54%	88%
Grand Canyon Education	19%	59%	83%	50%
H&R Block	88%	58%	22%	70%
Intl. Game Technology	73%	48%	44%	74%
ITT Education Svcs.	50%	86%	44%	31%
K12	22%	19%	51%	46%
Lincoln Educational Svcs.	19%	35%	38%	19%
Manpower	89%	18%	17%	43%
Monster Worldwide	46%	16%	30%	14%
Regis	58%	3%	18%	71%
Robert Half Intl.	73%	40%	53%	69%
Strayer Education	27%	84%	42%	20%
Universal Technical Inst.	11%	47%	58%	35%
Weight Watchers	57%	68%	62%	95%

Because of the strong correlation between revenue and executive pay, Cook size-adjusts the competitive market compensation data and uses the median to set a targeted range for our pay elements, which is referred to as the market median range. That range is defined as within 10 percent of median for base salaries, within 15 percent of median for annual cash incentive targets, and within 20 percent of median for both long-term incentive targets and for total direct compensation. In addition to the above comparison companies, the Committee also utilized benchmark data from the 2012 AonHewitt Total Compensation Measurement Survey and the 2012 Towers Watson Executive Compensation Database. The AonHewitt Survey includes over 350 companies ranging in size from $500 million to over $100 billion in annual revenue. The Towers Watson survey includes over 435 organizations ranging in size from $250 million to over $100 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue.

Based on Cook’s October 2012 report, over the prior three years, on average, the Company ranked in the median range of the comparison companies in terms of company size. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s officers, with actual pay delivered dependent on Company and individual performance.

Relative to this competitive range, on average, total direct compensation opportunities for our executive officers, including the named executive officers, were positioned in the median range of the competitive consensus. Although total direct compensation for the named executive officers is aligned on average, some named executive officer total compensation is below the median range.

Cook also reported that the average mix of base salary, annual cash incentive and long-term incentive opportunity for our executive officers was generally representative of competitive practices.

Cook reported that the Company’s equity compensation grant practices ranked between the median and the 75th percentile of the comparison group in terms of share usage run rate and equity compensation cost, as measured by absolute dollar amount and relative to pre-tax income, and potential dilution overhang. The Company’s practice of using two to three grant types is consistent with about two-thirds of the comparison group companies using two or more grant types of long-term incentives.

V. 2013 Compensation Decisions

During 2013, the Committee’s decisions relative to compensation were primarily focused on aligning pay for performance. However, given the continuing uncertainty in the industry sector, the Committee also continued to consider the need to retain key leaders across the organization.

Each section below provides details on the decisions the Committee made with respect to the various components of compensation for 2013 and the rationale for those decisions.

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group unless a strategic rationale exists to pay outside of that range. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

In February 2013, based on Company performance, the Committee decided to delay base salary increases to September 2013. After reviewing Company performance later in the year, the Committee decided to forgo base salary increases for all employees, including the named executive officers. Base pay amounts for each of the named executive officers for 2012 and 2013 are detailed below.

Named Executive Officer	2012 Base Salary	2013 Base Salary	Increase Percent	Commentary
Scott W. Steffey	NA	$750,000	NA	Mr. Steffey was hired in April 2013
Colleen M. O’Sullivan	$355,000	$355,000	0%
Jeffrey D. Ayers	$380,000	$380,000	0%
Lysa A. Clemens	NA	$310,000	NA	Ms. Clemens was hired in June 2013
Jason T. Friesen	$355,000	$355,000	0%
Steven H. Lesnik	$1,000,000	$1,000,000	0%	Mr. Lesnik left the organization in April 2013, however continued to act in a consulting capacity through March 2014
Daniel J. Hurdle	$330,000	$330,000	0%	Mr. Hurdle left the organization in August 2013

Annual Incentive Award Program for Key Executives

Several of the named executive officers participated in the 2013 Annual Incentive Award Program for Key Executives (“Key Executive AIP”). It was the intent of the Company that amounts earned under this program qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (“Code”). The Key Executive AIP established the maximum amount payable to each of the identified participants based on the achievement of at least $1 billion in Company revenue in 2013, subject to the Committee’s discretion to reduce the award of each participant. The Committee intended to, and did, use its discretion to determine actual awards consistent with the 2013 AIP as described below.

Annual Incentive Award Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of over 750 eligible employees, including senior management and the named executive officers, with the Company’s short-term business objectives and financial performance. Employees are eligible to participate in the AIP if they are in specified pay grades and meet other eligibility provisions. The incentive-eligible pay grades and target award size correspond to market competitive levels of annual incentives for similar roles. Employees subject to the U.S. Department of Education’s incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Awards.    The Committee reviews the annual incentive target percent established for our executive officers, including the named executive officers, in connection with its annual compensation review in the first quarter of each calendar year. For 2013, the Committee decided to maintain all established annual incentive target percents for the named executive officers year-over-year, except for Mr. Hurdle. However, the Committee calibrated potential executive officer award payouts generally at 50 percent of target award for achievement of the 2013 operating plan, except for Mr. Friesen and certain minimum payouts assured to executive officers joining the Company. Attainment of a 100 percent of target award payout required the Company to achieve performance significantly above the 2013 operating plan. For Mr. Friesen, the Committee calibrated potential award payouts at 100 percent of target award for achievement of the 2013 operating plan due to the continued performance in the University group. Mr. Lesnik did not participate in the AIP.

The 2013 AIP target award percentage for each of the participating named executive officers is as follows:

Named Executive Officer	AIP Target as a Percent of Base Salary	Comments
Scott W. Steffey	100%	Mr. Steffey joined the organization in April 2013. Per Mr. Steffey’s employment letter, his minimum payout under the 2013 AIP will not be less than 50 percent, prorated for the time he is employed in 2013.
Colleen M. O’Sullivan	60%
Jeffrey D. Ayers	60%
Lysa A. Clemens	50%	Ms. Clemens joined the organization in June 2013. Per Ms. Clemens employment letter, her minimum payout under the 2013 AIP will not be less than $155,000.
Jason T. Friesen	60%
Daniel J. Hurdle	60%	Mr. Hurdle left the organization during 2013, but is still eligible for a prorated payout under the AIP pursuant to our Executive Severance Plan.

Performance Measures and Weights.    The performance measures used in the 2013 AIP were Company operating income, student population, student retention/placement, and individual performance (based on personal goals). For our participating named executive officers, results were measured at the Company or Education Group (refers to Career Schools or University Schools) level.

The weightings for each of the performance measures and the organization level that were used vary with each named executive officer’s position, as shown on the chart below.

Named Executive Officer	Profitability: Operating Income		Growth: Student Population		Student Outcomes: (Student Retention / Student Placement)		Individual Goals
	Company	Education Group	Company	Education Group	Company	Education Group
Scott W. Steffey	30%	NA	30%	NA	20%	NA	20%
Colleen M. O’Sullivan	30%	NA	30%	NA	20%	NA	20%
Jeffrey D. Ayers	30%	NA	30%	NA	20%	NA	20%
Lysa A. Clemens	15%	15%	15%	15%	10%	10%	20%
Jason T. Friesen	15%	15%	15%	15%	10%	10%	20%
Daniel J. Hurdle	15%	15%	15%	15%	10%	10%	20%

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met. Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

Performance Targets.    For the 2013 AIP, the Committee set performance targets based on the 2013 operating plan.

Profitability:

For the operating income measure, the Committee set a performance target based on targeted 2013 consolidated operating income for the Company and Education Groups. Operating Income for purposes of the AIP is defined as the aggregate of the earnings of the Company (and its affiliates) as reported on the Company’s Form 10-K for the year ended on December 31, 2013 (which is prepared in accordance with the generally accepted accounting principles of the U.S.), and the amounts paid pursuant to the AIP and the Key Executive AIP, and including such adjustment, if any, as may be made by the Committee in its sole discretion.

Growth:

Ending student population is based on the student population on December 31, 2013 as compared to the 2013 operating plan.

Student Outcomes:

For 2013, University Schools measured student retention as the Student Outcomes component. Student retention is a leading indicator of graduation, and is a standard calculation which takes into consideration starting student population, new enrollments and student drops during the year. Performance targets for student retention were set taking into consideration historical student retention results and the 2013 operating plan.

For 2013, Career Schools measured student placement rates as compared to our accreditors’ standards of 70 percent as the Student Outcomes component. All student placement results are based on the final placement results for July 1, 2012 through June 30, 2013 reported to the accrediting agencies in November 2013.

For corporate participants, the Student Outcomes results were calculated as an average of the Education Group results.

Individual Goals:

The Individual Goals component consisted of individual performance goals related to the key strategic objectives for the applicable function/Education Group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager.

Funding of the Growth, Student Outcomes and Individual Goals requires that company performance meets certain operating income thresholds, which were achieved in 2013.

In addition, the Committee had the authority to reduce or even eliminate 2013 AIP payouts for individual campuses, Education Groups, Business Segments, departments or the entire Company in response to compliance failures.

2013 Performance Results and Actual Payouts.    In the first quarter of 2014, the Committee reviewed and certified the Company’s operating income results and performance against the established targets and determined payments for each measure as follows:

AIP Component	Measure	2013 Plan	2013 Actuals		AIP Payout Percent(1)
Profitability	Company Operating Income	($128.8)	($149.9	)(2)	0%
	University Schools Operating Income	$59.8	$63.0	(2)	132%
	Career Schools Operating Income	($126.2)	($135.8	)(2)	33%
Growth	Company Ending Student Population	60,415	52,600	(3)	0%
	University Schools Ending Student Population	35,082	32,418	(3)	0%
	Career Schools Ending Student Population	25,333	20,182	(3)	0%
Student Outcomes	Company Student Outcomes	the student outcomes results were calculated as an average of the business unit results			53%
	University Schools Student Retention	59.0%	56.7%		61%
	Career Schools Student Placements	70.0%	68.4%		46%

(1)	In general, under the 2013 AIP, achievement of the 2013 operating plan resulted in a 50 percent AIP payout, except for University schools where achievement of the 2013 operating plan resulted in a 100 percent payout.

(2)	Pursuant to the 2013 Annual Incentive Plan, actual Operating Income / Loss amounts are adjusted, based on the Committee’s discretion for items considered to be extraordinary or non-recurring.
(3)	Student population numbers are based on school segment categorization at the time the targets were finalized.

As a result of the above levels of attainment and individual performance, with the exception of Mr. Steffey and Ms. Clemens who received predetermined minimum payouts based on their hiring agreements, the Committee determined to pay to each named executive officer as set forth in the table below. These amounts are also displayed in the 2013 Summary Compensation Table, under the column heading “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Target AIP	Payout as a Percent of Performance Measures	Individual Performance Payout Percent(1)	Total AIP Payout	Total Payout as a Percent of Target	Comments on Individual Performance
Colleen M. O’Sullivan	$213,000	13%	75%	$54,720	26%	Ms. O’Sullivan earned an above target individual performance payout based on her role in the sale of INSEEC leading to the re- capitalization of the Company.
Jeffrey D. Ayers	$228,000	13%	75%	$58,573	26%	Mr. Ayers earned an above target individual performance payout based on his role in the sale of INSEEC leading to the re-capitalization of the Company.
Jason T. Friesen	$213,000	39%	140%	$126,049	59%	Mr. Friesen earned an above target individual performance payout based on his ongoing leadership and the performance of the University Schools.
Daniel J. Hurdle	$132,000	19%	50%	$32,784	25%

(1)	In general, under the 2013 AIP, achievement of target performance with respect to individual performance goals resulted in a 50 percent payout, except for University Schools (applicable to Mr. Friesen) where achievement of target performance with respect to individual performance goals resulted in a 100 percent payout.

Long-Term Incentive Compensation Awards

The Committee uses long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management and executive officers, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company business objectives.

The Committee generally grants long-term incentive awards annually to eligible employees, including our executive officers and the named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The Company’s 2008 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance units and other awards. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 50,000 shares per award with an aggregate limit of 200,000 shares in any 12-month period, of which up to 100,000 shares can be awarded in the form of restricted stock or unit awards and up to 100,000 shares in the form of stock option awards.

2013 Awards to Mr. Steffey.    Mr. Steffey was hired by the Company in April 2013. The awards described below are part of Mr. Steffey’s offer agreement to join the organization as President and CEO. Mr. Steffey’s 2013 compensation package was structured in light of the challenges facing the Company and to provide for both inducement and performance-based compensation. We believe the 2013 compensation arrangements entered into with Mr. Steffey are a reasonable pay package for inducing an external CEO candidate to join the Company. Some of Mr. Steffey’s cash-settled awards were made outside of the 2008 Plan. In consideration for these new hire awards, Mr. Steffey agreed to a two-year non-compete with the Company.

Award Type	Target Value of Award at Grant	Number of Shares/Units Granted	Equity Terms
Stock Options	$780,000	450,000	Awards vest 25 percent per year
Stock Appreciation Rights (cash-settled)		194,628
RSUs (cash-settled)	$780,000	354,545	Awards vest 25 percent per year subject to aggregate Company revenue for April 2013 through March 2014 of at least $500 million
Cash-based Performance Units	$1,040,000	NA	Award vests in full on April 1, 2016 based on the relative TSR of a peer group of 14 publicly traded proprietary education companies

2013 Awards to Mr.    Lesnik. In February 2013, the Committee reviewed Mr. Lesnik’s compensation arrangement in light of the fact that he would be continuing to serve as chief executive officer for an unknown period of time and was willing to remain on in a consulting capacity to allow for the appropriate transition of a new CEO. As a result, in March 2013 Mr. Lesnik received awards under the 2008 Plan as summarized below.

Award Type	Target Value of Award at Grant	Number of Shares/Units Granted	Equity Terms
Stock Options	$1,000,000	450,000	Award was determined by dividing $1 million by the product of the CEC closing stock price on March 4, 2013 and a .55 Black-Scholes factor, but not to exceed 450,000 options. The award became exercisable in twelve equal monthly installments during the period Mr. Lesnik remained employed by or provided services to the Company
Performance- based RSUs (cash-settled)	$1,000,000	299,401	Award vested in full on March 14, 2014 based on the achievement of 2013 Company revenue for January 2013 through December 2013 of at least $1 billion

2013 Awards to Ms. Clemens.    Ms. Clemens was hired by the Company in June 2013. As a part of her new hire offer to join the organization, Ms. Clemens received long-term incentive awards as summarized below. In consideration for these new hire awards, Ms. Clemens agreed to a two-year non-compete with the Company.

Award Type	Target Value of Award at Grant	Number of Shares/Units Granted	Equity Terms
Stock Options	$38,750	28,046	Award vests 25 percent per year
RSUs (cash-settled)	$116,250	46,277	Award vests 25 percent per year

2013 Awards (Except Mr. Steffey, Mr. Lesnik and Ms. Clemens).    In March 2013, the Committee awarded annual long-term incentive awards to our named executive officers at that time and other eligible employees under the 2008 Plan. The awards to the named executive officers provided a value split between stock options, time-based restricted stock units (settled in cash), and a cash-based performance unit. In setting the dollar value of these awards, the Committee considered long-term award data provided by Cook, the Committee’s goal of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed under “VII. Regulatory Considerations.” The Committee’s goal continues to be to balance stockholder interests with the need to retain leadership talent.

As in prior years, the 2013 long-term incentive awards to named executive officers included one-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

The Committee made the March 2013 long-term incentive awards to the named executive officers listed below in accordance with the following target percent of base salary and value split between stock options and time-based restricted stock units (settled in cash) and performance units:

Named Executive Officer	Long-term Incentive Target as a Percent of Base Salary	Stock Option Grant	Time- based Restricted Stock Units	Cash-based Performance Units
Colleen M. O’Sullivan	125%	30%	30%	40%
Jeffrey D. Ayers	125%	30%	30%	40%
Jason T. Friesen	125%	30%	30%	40%
Daniel J. Hurdle	125%	30%	30%	40%

The stock option grant to these named executive officers becomes exercisable in four equal annual installments provided that the award recipient remains our employee on the date of vesting. Stock option grants have a maximum term of ten years. The exercise price of the 2013 grant is $2.72. The target number of option shares granted is derived first by multiplying the grantee’s base salary by the equity target from the table above times the weight noted above to determine the target grant value. This value is then divided by an estimated per-share fair value using the 90-day average closing stock price as of February 15, 2013 multiplied by 55 percent, which percentage is intended to approximate the Black Scholes value.

The restricted stock units granted to these named executive officers vest in four equal annual installments provided that the award recipient remains our employee on the date of vesting. The target number of restricted stock units awarded was determined first by multiplying the grantee’s base salary by the equity target from the table above times the weight noted above to determine the target grant value. This value was then divided by the 90-day average closing stock price as of February 15, 2013 to determine the number of restricted stock units. As restricted stock units are considered “full-value” awards, the Black Scholes adjustment is not applicable. The number of time-based restricted stock units is further adjusted so that fractional units are not vested.

The cash-based performance units vest on December 31, 2015 and any amounts due thereunder will be paid by March 15, 2016 based on the CEC TSR relative to the established peer group. TSR is a concept used to compare the performance of different companies’ stocks over a period of time. TSR is an excellent indicator of company performance and success; it reflects how well a company has created long-term value in highly competitive markets.

The Committee determined to use a cash-based performance award and to settle the RSUs in cash rather than shares in order to manage the Company’s share usage run rate within reasonable competitive norms.

The following table summarizes the stock option and restricted stock unit awards granted in March 2013 to the named executive officers at that time other than Mr. Lesnik.

Named Executive Officer	2013 Stock Option Grant (# of Option Shares)	2013 Restricted Stock Unit Grant (# of RSUs)	2013 Performance Unit Grant ($ Target Value of Cash Award)
Colleen M. O’Sullivan	72,468	39,856	$177,500
Jeffrey D. Ayers	77,572	42,664	$190,000
Jason T. Friesen	72,468	39,856	$177,500
Daniel J. Hurdle	67,364	37,052	$165,000

2012 Cash-based Retention Awards

As the Company considered the challenges it faces relative to the changing, complex regulatory environment, the public opinion atmosphere and the general economic conditions facing the industry, the need to recognize the tremendous dedication and commitment required of its senior leaders and the need for leadership continuity became apparent. As a result, the Committee approved a cash-based retention program for certain senior leaders, including certain of the named executive officers. In consideration of receiving these awards, the participant is subject to certain restrictive covenants.

These awards were made on August 10, 2012 (“award date”). Participants were selected by the then Chairman, President and Chief Executive Officer based on the participant’s role in leading the efforts to manage during this period of change and transformation. Awards were set as a percentage of the participant’s base salary at that time. Messrs. Steffey and Lesnik and Ms. Clemens are not participants in this program.

Each participant’s target retention bonus was split in half. The value of the first half does not fluctuate (“fixed payment amount”). The value of the second half (“fluctuating payment amount”) increases or decreases based on the change in the result of the measurement formula (as described below) between the award date and the relevant measurement date.

The fluctuating payment amount will be determined at each measurement date based on changes in the Company’s closing stock price for the five trading day period immediately preceding the measurement date as compared to the five trading day period immediately preceding the award date. However, the result of the measurement formula for any measurement date may not result in a payment that would be less than 50 percent nor more than 200 percent of the result of such formula on the award date. The measurement dates are February 10, 2013, August 10, 2013 and February 10, 2014 with 16.67 percent, 33.3 percent and 50 percent of the applicable award, respectively, being payable. The variation in the vesting schedule is designed to reward participants for their commitment to the transformation of the business over the 18-month period.

In all cases, future payments are forfeited in the event a participant voluntarily resigns or is terminated for “cause” prior to a payment date.

Based on this structure, none of the amounts paid under the retention program would be considered “performance-based compensation” for purposes of Code Section 162(m). As a result, all amounts paid under the retention program will count toward the annual $1,000,000 deduction limit.

The named executive officers which received these awards are eligible and have received payments in 2013 as follows. These amounts are included in the “Bonus” column of the 2013 Summary Compensation Table.

Named Executive Officer	Target Award		Threshold	Maximum	February 2013 Actual Payout	August 2013 Actual Payout
	Percent of Base Salary	Amount
Colleen M. O’Sullivan	50%	$144,350	$108,263	$216,525	$24,299	$48,050
Jeffrey D. Ayers	50%	$190,000	$142,500	$285,000	$31,983	$63,246
Jason T. Friesen	50%	$177,500	$133,125	$266,250	$29,879	$59,084
Daniel J. Hurdle	30%	$99,000	$74,250	$148,500	$16,665	$32,954

VI. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain executive officers, including the named executive officers, also receive additional benefits and perquisites, including a Company-paid physical examination for executives; an executive severance plan for those executive officers designated by the Committee to participate, which is described below in “Compensation Tables—Potential Payments Upon a Termination or Change in Control—Executive Severance Plan”; an executive relocation plan; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

In the event of a termination by the Company without cause (or by Mr. Steffey for good reason), Mr. Steffey is eligible to receive a severance payment equal to two times the sum of his annual base salary and target annual bonus, a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, and a lump sum payment equal to the premium cost of 18 months of coverage under COBRA. This severance package was included as part of Mr. Steffey’s employment compensation arrangement, and in consideration of his personal risk in joining the Company during this period of transformation.

In the event of an involuntary termination, as part of his employment compensation arrangement, Mr. Hurdle was eligible to receive a severance payment equal to 52 weeks of pay based on his annual salary at the time of termination, as well as other benefits as specified in our Executive Severance Plan. This additional severance was included in consideration of his personal risk in leaving his then-current employer to join the Company during this period of transformation.

When the Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program.

VII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have generally taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance-based shares or units granted under our programs, whenever possible. We generally intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, time-based restricted stock or units granted under our plans generally do not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of time-based restricted stock or units in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our stockholders. In specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company and of our executive compensation program. For example, certain elements of Mr. Steffey’s compensation do not comply with the Section 162(m) requirements for deductibility.

A critical Code requirement for deductibility, in addition to the performance criteria, is that the Committee cannot increase the size of any payout or award, though it may have the discretion to decrease the size of payments and awards. The Company’s annual and long-term incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions:

•

Under the Key Executive AIP, the Committee established the maximum cash incentive potentially payable to each named executive officer and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2013, the Committee established maximum incentives potentially payable provided the Company achieved at least $1 billion in revenue. In the first quarter of 2013, the Committee certified that the Company had met this revenue measure. The Committee then determined the amount of the 2013 annual incentives to be paid by applying the 2013 performance metrics as described under “2013 Compensation Decisions—Annual Incentive Award Program.”

From time to time, the Committee has utilized time-based restricted stock or units as an incentive and retention tool. These awards may not be performance-based, in which case the awards may not be deductible as compensation expense to the extent the compensation amounts attributable to the time-based restricted stock or units award, plus any other non-performance-based earnings, exceed $1,000,000 in the year the shares or units vest. The Committee considers that time-based restricted stock and restricted stock unit awards further the best interests of the Company and its stockholders as the awards are an inducement to retain talented executives and to align their interests with those of our stockholders in increasing stockholder value. The Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic 718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards).

VIII. Corporate Governance

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

The Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Committee’s review of 2013 executive compensation, the Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company:

•	Base salaries are fully competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity compensation;

•	Annual cash incentive and long-term incentive programs are capped;

•

Long-term incentive awards are weighted 30 percent to stock options that vest in four equal annual installments for alignment with stockholders, 30 percent to time-based restricted stock units that vest in four equal annual installments for retention incentive, and 40 percent to performance units that cliff vest after 3 years subject to relative TSR goals;

•	Performance cycles for performance units are 3 years and overlap to reduce incentive to maximize performance in any one period at the expense of another;

•

Performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•	The determination of incentive program performance results is subject to the Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines;

•	Adoption of a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Prohibition of executives and directors hedging or pledging Company stock as described in the Company’s Insider Trading Policy.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board initially adopted stock ownership guidelines in 2005 that require certain executive officers to own stock equal in value to a multiple of salary based on the officer’s position. Effective January 1, 2011, those guidelines were revised to incorporate retention and holding period requirements and to revise certain ownership targets, subject to transition rules for pre-2011 outstanding awards. The stock ownership targets (subject to certain transition rules) are based on the following multiples of base salary:

Role	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer and Chief Operating Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other Officers subject to the guidelines	1

Subject to certain transition rules, officers subject to the guidelines must hold 100 percent of awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) acquired through the Company’s long-term incentive equity awards at or subsequent to becoming subject to the guidelines until achieving the applicable stock ownership target. After achieving the target, and for so long as such target is maintained, officers must hold 50 percent of any other awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) for one year from the date of vesting of restricted stock awards (and similar instruments expressed in stock units and payable in shares, as applicable) or from the date of exercise of stock options or stock appreciation rights (and similar instruments payable in shares).

If an officer does not sustain the applicable stock ownership target due to fluctuations in stock value, he or she will again be required to hold 100 percent of net awards acquired through CEC’s long-term incentive equity plans until such officer again achieves the applicable stock ownership target, at which time such officer shall again be subject to the requirement to hold 50 percent of the net awards acquired through the Company’s long-term incentive equity awards for one year, commencing with the date of the attainment of the applicable stock ownership target. Each of our named executive officers is in compliance with the retention requirements of the guidelines.

The Committee has discretion to reduce equity awards or to pay a portion of an executive officer’s annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. Because of changes in the Company’s stock price, the Committee has determined to not take any immediate remedial action at this time regarding the attainment of the target levels of stock ownership. The Board of Directors is revising the terms of these stock ownership guidelines to better align with market practices.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

Gregory L. Jackson

Thomas B. Lally

Ronald D. McCray

Compensation Tables

2013 Summary Compensation Table

The following table shows compensation of our current and former principal executive officers, our principal financial officer and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2013. Information regarding an additional former executive officer who would have been one of the three most highly compensated had he been an executive officer as of December 31, 2013 is also included. These officers are our 2013 named executive officers. Information regarding amounts in certain columns follows the table.

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott W. Steffey	2013	$549,145	$2,500,000	$779,999	$730,750	$274,148	$3,950	$4,837,992
President and Chief Executive Officer (1)

Steven H. Lesnik	2013	$268,939	$—	$814,371	$773,460	$—	$732,771	$2,589,541
Former Chairman, President and Chief Executive Officer (2)	2012	$1,000,000	$—	$990,819	$1,106,340	$—	$15,316	$3,112,475
	2011	$166,667	$—	$—	$213,920	$—	$124,000	$504,587

Colleen M. O’Sullivan	2013	$357,400	$72,349	$108,408	$101,970	$54,720	$9,300	$704,147
Senior Vice President and Chief Financial Officer (3)	2012	$314,095	$—	$228,709	$15,380	$41,247	$9,818	$609,249

Jeffrey D. Ayers	2013	$382,400	$95,229	$116,046	$109,152	$58,573	$9,600	$771,000
Senior Vice President, General Counsel and Corporate Secretary	2012	$380,733	$—	$289,968	$89,156	$58,804	$14,500	$833,161
	2011	$372,400	$—	$217,434	$283,573	$79,920	$36,472	$989,799

LysaA. Clemens	2013	$170,500	$50,000	$134,666	$41,867	$155,000	$19,178	$571,211
Senior Vice President and Chief Career Schools Officer (4)

Jason T. Friesen	2013	$357,400	$88,963	$108,408	$101,970	$126,049	$5,100	$787,890
Senior Vice President and Chief University Education Officer	2012	$334,061	$25,000	$209,594	$62,840	$58,449	$10,000	$699,944
	2011	$305,567	$—	$423,668	$167,416	$73,437	$27,250	$997,338

Daniel J. Hurdle	2013	$220,800	$49,619	$100,781	$94,788	$—	$434,023	$900,011
Former Senior Vice President and Chief Career Schools Officer (5)	2012	$170,077	$365,433	$61,957	$8,018	$20,100	$75,851	$701,436

(1)	Mr. Steffey joined the Company, and first became an executive officer, on April 8, 2013.

(2)	Mr. Lesnik served as President and Chief Executive Officer from October 31, 2011 through April 7, 2013. He thereafter remained available to provide consulting services to the Company through March 31, 2014 in accordance with the terms of his February 26, 2013 letter agreement with the Company.

(3)	2012 was the first year that Ms. O’Sullivan was a named executive officer. Accordingly, the compensation disclosed in the Summary Compensation Table for Ms. O’Sullivan relates only to compensation for the fiscal years ended December 31, 2013 and 2012.

(4)	Ms. Clemens joined the Company, and first became an executive officer, on June 13, 2013.

(5)	Mr. Hurdle joined the Company, and first became an executive officer, on June 26, 2012, and left the Company effective August 31, 2013.

Bonus.    For Mr. Steffey, this column reflects a sign-on award in connection with the commencement of his employment with the Company on April 8, 2013. One-half of the sign-on award is subject to full or partial repayment by Mr. Steffey if his employment is terminated by the Company for cause or he terminates his employment other than for good reason (as such terms are defined in Mr. Steffey’s employment letter agreement with the Company) during the first two years of his employment with the Company, with the actual amount to be repaid determined based on when such termination occurs in the two-year period. The other one-half of the sign-on award is subject to full or partial repayment by Mr. Steffey if his employment terminates for such reasons prior to April 8, 2017, with the actual amount to be repaid determined based on when such termination occurs in the four-year period.

For Ms. Clemens, this column reflects a sign-on award in connection with the commencement of her employment with the Company on June 13, 2013. If Ms. Clemens leaves the Company of her own free will within the first year of employment, she is required pursuant to her offer letter for employment to reimburse the Company the entire amount of this sign-on award.

The 2013 “Bonus” column for Ms. O’Sullivan and Messrs. Ayers, Friesen and Hurdle reflects amounts earned during 2013 pursuant to cash-based retention awards granted in 2012. See “Compensation Discussion and Analysis—V. 2013 Compensation Decisions—2012 Cash-based Retention Awards” for more information about these awards.

Stock and Option Awards.    These columns show the grant date fair value of the restricted stock, restricted stock unit, stock option and stock appreciation right awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. See Note 15 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for information regarding the assumptions used in the valuation of equity-based awards.

In 2011 and 2012, the Company’s long-term incentive awards under the 2008 Plan consisted of several equity-based vehicles. In 2013, the Company introduced performance units as a new long-term incentive vehicle under the 2008 Plan. The performance units are not reflected in the 2013 Summary Compensation Table as they will be included as non-equity incentive plan compensation in the year in which the compensation is earned. This change in award type impacts the comparability of the amounts in the Stock and Option Awards columns year over year.

For the portion of the restricted stock or unit awards that are subject to performance conditions, that grant date fair value is based upon the probable outcome of such conditions as determined at the date of grant and for all such awards shown, that grant date value is based upon achieving the target level of performance. If the performance-share portion of the stock awards reported above under the column heading “Stock Awards” were valued at the grant date based on the highest level of performance conditions being achieved, the grant date fair values for those stock awards for the named executive officers would be as follows:

Name	Award Year	Performance- Based Restricted Stock or Unit Value at Maximum Attainment		Time-Based Restricted Stock or Unit Value	Stock Awards
Scott W. Steffey	2013	$779,999	(a)	$—	$779,999

Steven H. Lesnik	2013	$814,371	(a)	$—	$814,371
	2012	$990,819	(a)	$—	$990,819
	2011	$—		$—	$—

Colleen M. O’Sullivan	2013	$—		$108,408	$108,408
	2012	$—		$228,709	$228,709

Jeffrey D. Ayers	2013	$—		$116,046	$116,046
	2012	$—		$289,968	$289,968
	2011	$190,227		$108,738	$298,965

Lysa A. Clemens	2013	$—		$134,666	$134,666

Jason T. Friesen	2013	$—		$108,408	$108,408
	2012	$—		$209,594	$209,594
	2011	$112,292		$359,504	$471,796

Daniel J. Hurdle	2013	$—		$100,781	$100,781
	2012	$—		$61,957	$61,957

(a)	Mr. Steffey’s 2013 cash-settled restricted stock unit award and Mr. Lesnik’s 2013 and 2012 restricted stock unit awards provide only for a single payout amount if the applicable performance conditions are satisfied. The probable outcome of the performance conditions as determined at the date of grant was that the performance measure would be achieved. Because there is no greater payout amount possible, the maximum attainment value is the same as the grant date fair value of these awards at target performance.

The 2012 “Option Awards” amount for Mr. Lesnik reflects his receipt in 2012 of time-based stock options and stock options subject to a performance condition related to the Company’s stock price requiring that the closing stock price is equal to or greater than $30 for 30 trading days within a 90 calendar day period during a three-year measurement period. For the stock options subject to this market condition, the Company employed a third-party valuation firm to value these awards. The option pricing model referred to as the “Monte Carlo” method was employed, which simulated approximately 50,000 outcomes of the company’s daily stock price over a period of three years, resulting in a fair market value of $2.13 share. The underlying inputs and assumptions used to arrive at the $2.13 per share, or total value of $305,683, included a volatility factor of 60%, a derived service period of 1.88 years and a forfeiture rate of 0.00%.

In connection with Mr. Hurdle’s departure from the Company effective August 31, 2013, he forfeited all of his (i) unvested restricted stock units (which had a grant date fair value of $162,739), and (ii) unexercisable stock options (which had a grant date fair value of $100,802), which were granted to him in 2012 and 2013. Mr. Hurdle exercised his vested and exercisable options.

Non-Equity Incentive Plan Compensation. Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year. See “Compensation Discussion and Analysis—V. 2013 Compensation Decisions—Annual Incentive Award Program for Key Executives” and “—Annual Incentive Award Program” for more information regarding these amounts.

All Other Compensation. All Other Compensation for 2013 includes the following components:

Name	Relocation Expenses	Consulting or Severance Payments(a)	Tax Reimburse- ment(b)	Other(c)	Total
Scott W. Steffey	$—	$—	$—	$3,950	$3,950
Steven H. Lesnik	$—	$731,058	$—	$1,713	$732,771
Colleen M. O’Sullivan	$—	$—	$—	$9,300	$9,300
Jeffrey D. Ayers	$—	$—	$—	$9,600	$9,600
Lysa A. Clemens	$13,121	$—	$3,570	$2,487	$19,178
Jason T. Friesen	$—	$—	$—	$5,100	$5,100
Daniel J. Hurdle	$58,604	$362,784	$8,195	$4,440	$434,023

(a)	Amounts for Mr. Lesnik represent consulting fees paid pursuant to his February 26, 2013 letter agreement with the Company. Amounts for Mr. Hurdle represent payments made in connection with his separation from the Company in accordance with the terms of his employment letter agreement with the Company.

(b)	Certain relocation expense payments are taxable to the employee. The Company reimburses the employee an additional amount to compensate for this.

(c)	Includes 401(k) plan contributions, the cost of company-paid physical examinations and, for Mr. Lesnik, $1,713 for company paid cell phone use after he ceased to be an employee of the Company. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by applicable regulations.

Grants of Plan-Based Awards in 2013

The following table provides information concerning the awards made to our named executive officers during 2013. Information regarding amounts in certain columns follows the table. All awards were made under the 2008 Plan unless otherwise noted.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Scott W. Steffey	04/08/2013	$375,000	$412,500	$1,350,000						—	—
	04/08/2013	$520,000	$1,040,000	$2,080,000						—	—
	04/08/2013					250,000				—	$550,000
	04/08/2013					104,545				—	$229,999
	04/08/2013								450,000	$2.20	$510,120
	04/08/2013								50,000	$2.20	$56,680
	04/08/2013								144,628	$2.20	$163,950

Steven H. Lesnik	03/04/2013					299,401				—	$814,371
	03/04/2013								450,000	$2.72	$773,460

Colleen M. O’ Sullivan	01/22/2013	$47,925	$117,150	$532,500						—	—
	03/04/2013	$88,750	$177,500	$355,000						—	—
	03/04/2013							39,856		—	$108,408
	03/04/2013								72,468	$2.72	$101,970

Jeffrey D. Ayers	01/22/2013	$51,300	$125,400	$570,000						—	—
	03/04/2013	$95,000	$190,000	$380,000						—	—
	03/04/2013							42,664		—	$116,046
	03/04/2013								77,572	$2.72	$109,152

Lysa A. Clemens	06/13/2013	$155,000	$155,000	$279,000						—	—
	06/13/2013							46,277		—	$134,666
	06/13/2013								28,046	$2.91	$41,867

Jason T. Friesen	01/22/2013	$66,563	$175,725	$532,500						—	—
	03/04/2013	$88,750	$177,500	$355,000						—	—
	03/04/2013							39,856		—	$108,408
	03/04/2013								72,468	$2.72	$101,970

Daniel J. Hurdle	01/22/2013	$42,075	$103,950	$495,000						—	—
	03/04/2013	$82,500	$165,000	$330,000						—	—
	03/04/2013							37,052		—	$100,781
	03/04/2013								67,364	$2.72	$94,788

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. AIP General:    For each individual other than Mr. Lesnik, the first row of amounts in these columns shows estimated possible future payouts of awards (when made) under our 2013 annual cash incentive award program. Amounts provided are calculated on a full year basis using the expected salary for each officer at the time of the award, and for Ms. Clemens’ assumes she was employed in the Career Schools group during her entire tenure at the Company in 2013. The actual payout amounts for Messrs. Steffey and Hurdle and Ms. Clemens were prorated for their partial year of service to the Company (or would have been but for the minimum payment amounts set forth in their employment letter agreements). The performance measures and attainment are discussed in “Compensation Discussion and Analysis—V. 2013 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are shown in the 2013 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” AIP Threshold Amounts: For Mr. Steffey and Ms. Clemens, the threshold amount provided is the minimum amount payable to them under the 2013 annual cash incentive award program pursuant to their employment letter agreements entered into in connection with the commencement of their employment with the Company. For Ms. O’Sullivan and Messrs. Ayers, Friesen and Hurdle, the threshold amounts provided are the amounts payable for achieving threshold performance levels under the program; however, performance below the threshold performance levels will result in no payout. For purposes of calculating the threshold amount for these four officers, the individual component of the program has been assumed to be $0 because there is no threshold level of performance specified which will provide a minimum amount payable for the individual component. AIP Target Amounts: The program established payout amounts for achievement of target Company and individual performance factors. For Ms. Clemens, the target amount provided in the table is the minimum amount payable to her under the program pursuant to her employment letter agreement, as this minimum amount is greater than the payout amount for achievement of target Company and individual performance factors under the program. AIP Maximum Amounts: The maximum payouts are established by the 2013 Annual Incentive Award Program for Key Executives for those executive officers named therein; for the other executive officers (Mr. Steffey and Ms. Clemens), the maximum amount provided is the sum of the maximum amounts payable with respect to each component of the program.

For each individual other than Mr. Lesnik and Ms. Clemens, the second row of amounts in these columns shows estimated possible future payouts of awards (when made) under cash-based performance units granted in 2013 which use relative TSR over a three year period as the performance measure. The performance units provide for a 50% payout if a threshold level of performance is met, a target payout amount and a maximum payout of 200% of target. If the threshold level of performance is not met, there will be no payout under the performance units. See “Compensation Discussion and Analysis—V. 2013 Compensation Decisions—Long-Term Incentive Compensation Awards” for more information regarding the grant of performance units in 2013.

Estimated Future Payouts Under Equity Incentive Plan Awards.    Amounts in these columns relate to awards of performance-based cash-settled restricted stock units which provide only for a single payout amount if the applicable performance conditions are satisfied. That payout amount is provided in the chart as the target. There are no threshold or maximum payouts for these awards. The performance targets and vesting provisions for these awards are discussed above in “Compensation Discussion and Analysis—V. 2013 Compensation Decisions—Long-Term Incentive Compensation Program—2013 Awards to Mr. Steffey” and “ —2013 Awards to Mr. Lesnik.” Mr. Steffey’s award of 104,545 performance-based cash-settled restricted stock units was made in accordance with his employment letter agreement with the Company and was not made under the 2008 Plan.

All Other Stock Awards.    This column shows the number of time-vesting cash-settled restricted stock units granted to each of the named executive officers during 2013 under our 2008 Plan. These awards vest 25% per year over four years, subject to continued employment with the Company. Mr. Hurdle forfeited the unvested cash-settled restricted stock units from these 2013 restricted stock unit grants in connection with his separation from the Company.

All Other Option Awards.    This column shows the number of stock options granted to each of the named executive officers during 2013 under our 2008 Plan. In addition, Mr. Steffey’s amounts include 50,000 cash-settled stock appreciation rights granted under our 2008 Plan and 144,628 outside of the 2008 Plan. These options (other than the options granted to Mr. Lesnik) become exercisable 25% per year over four years, subject to continued employment with the Company. Mr. Lesnik’s options became exercisable in twelve equal monthly installments following the grant date. Mr. Hurdle forfeited the unexercisable options from these 2013 option grants in connection with his separation from the Company.

Exercise or Base Price of Option Awards.    This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

Grant Date Fair Value of Stock and Option Awards.    This column shows the grant date fair value of the 2013 cash-settled restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the cash-settled restricted stock unit and stock option awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 15 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2013

The following table includes information as of December 31, 2013 about all unexercised options to purchase shares of our common stock and unvested restricted stock and restricted stock units held by the named executive officers.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (1)		Number of Securities Underlying Unexercised Options— Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Scott W. Steffey	4/08/2013	—		450,000		—		$2.20	4/08/2023	—		—	—		—
	4/08/2013	—		50,000	(3)	—		$2.20	4/08/2023	—		—	—		—
	4/08/2013	—		144,628	(3)	—		$2.20	4/08/2023	—		—	—		—
	4/08/2013	—		—		—		—	—	—		—	250,000	(4)	$1,425,000
	4/08/2013	—		—		—		—	—	—		—	104,545	(4)	$595,907

Steven H. Lesnik	3/04/2013	337,500	(5)	112,500	(5)	—		$2.72	3/04/2023	—		—	—		—
	3/04/2013	—		—		—		—	—	—		—	299,401	(6)	$1,706,586
	3/01/2012	114,811	(7)	—		—		$8.63	3/01/2022	—		—	—		—
	3/01/2012	—		—		143,513	(8)	$8.63	3/01/2022	—		—	—		—
	5/19/2011	12,000	(9)	4,000	(9)	—		$22.13	5/19/2021	—		—	—		—
	5/19/2010	24,000	(10)	—		—		$30.67	5/19/2020	—		—	—		—
	4/30/2009	24,000	(10)	—		—		$22.04	4/30/2019	—		—	—		—
	5/13/2008	24,000	(10)	—		—		$18.64	5/12/2018	—		—	—		—
	5/17/2007	24,000	(10)	—		—		$33.96	5/16/2017	—		—	—		—
	5/18/2006	24,000	(10)	—		—		$30.80	5/17/2016	—		—	—		—
	2/14/2006	18,000	(10)	—		—		$34.86	2/13/2016	—		—	—		—

Colleen M. O’Sullivan	3/04/2013	—		72,468		—		$2.72	3/04/2023	39,856	(11)	$227,179	—		—
	9/12/2012	1,982		5,947		—		$3.79	9/11/2022	13,083	(12)	$74,573	—		—
	3/01/2012	—		—		—		—	—	15,567	(13)	$88,732	—		—
	5/19/2011	—		—		—		—	—	6,228	(14)	$35,500	—		—
	3/14/2011	5,886		5,886		—		$21.80	3/13/2021	2,160	(15)	$12,312	1,079	(16)	$6,150
	3/03/2010	7,230		2,410		—		$29.02	3/02/2020	—		—	—		—
	2/25/2009	7,740		—		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	10,000		—		—		$13.32	3/12/2018	—		—	—		—
	2/25/2008	5,000		—		—		$15.32	2/24/2018	—		—	—		—

Jeffrey D. Ayers	3/04/2013	—		77,572		—		$2.72	3/04/2023	42,664	(11)	$243,185	—		—
	3/01/2012	5,091		15,273		—		$8.63	2/28/2022	33,600	(12)	$191,520	—		—
	3/14/2011	13,598		13,598		—		$21.80	3/13/2021	4,988	(15)	$28,432	2,493	(16)	$14,210
	3/03/2010	17,664		5,888		—		$29.02	3/02/2020	—		—	—		—
	2/25/2009	21,540		—		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	39,500		—		—		$13.32	3/12/2018	—		—	—		—
	2/25/2008	5,000		—		—		$15.32	2/24/2018	—		—	—		—

Lysa A. Clemens	6/13/2013	—		28,046		—		$2.91	6/13/2023	46,277	(17)	$263,779	—		—

Jason T. Friesen	3/04/2013	—		72,468		—		$2.72	3/04/2023	39,856	(11)	$227,179	—		—
	11/13/2012	2,221		6,664		—		$2.62	11/12/2022	14,660	(12)	$83,562	—		—
	3/01/2012	3,005		9,015		—		$8.63	2/28/2022	19,836	(12)	$113,065	—		—
	5/19/2011	—		—		—		—	—	6,673	(14)	$38,036	—		—
	3/14/2011	8,028		8,028		—		$21.80	3/13/2021	2,944	(15)	$16,781	1,472	(16)	$8,390
	3/03/2010	7,503		2,501		—		$29.02	3/02/2020	—		—	—		—
	2/25/2009	8,032		—		—		$26.15	2/24/2019	—		—	—		—
	3/13/2008	10,000		—		—		$13.32	3/12/2018	—		—	—		—
	11/08/2007	3,000		—		—		$33.33	11/07/2017	—		—	—		—

Daniel J. Hurdle (18)		—		—		—		—	—	—		—	—		—

(1)	Unless otherwise indicated, stock options become exercisable 25% per year over four years.

(2)	The dollar value of these awards is calculated using the closing market price of $5.70 per share of our common stock on December 31, 2013, as reported on NASDAQ.

(3)	Cash-settled stock appreciation rights which become exercisable 25% per year over four years.

(4)	Cash-settled restricted stock units which become exercisable 25% per year over four years, subject to the satisfaction of the performance condition.

(5)	These options vest in twelve equal monthly installments following the grant date.

(6)	These cash-settled restricted stock units were subject to performance vesting and were outstanding at December 31, 2013. In the first quarter of 2014, the Compensation Committee determined that the specified performance measures were achieved and vesting occurred on March 14, 2014.

(7)	These options became exercisable on March 1, 2013.

(8)	These options become exercisable if during any 90 calendar day period the closing stock price is equal to or greater than $30 for 30 trading days within the 90-day period. The measurement period commenced on March 1, 2013 and ends on March 1, 2015.

(9)	One-fourth of the stock options became exercisable on the option grant date, and one-fourth of the stock options become exercisable on each of the first three anniversaries of the option grant date.

(10)	One-third of the stock options became exercisable on the option grant date, and one-third of the stock options become exercisable on each of the next two anniversaries of the option grant date.

(11)	One-fourth of these cash-settled restricted stock units vest on each of March 14, 2014, 2015, 2016 and 2017.

(12)	This restricted stock or unit award vests on the third anniversary of the grant date.

(13)	One-third of these restricted stock units vest on each of March 1, 2014, 2015 and 2016.

(14)	These shares of restricted stock vest on May 19, 2014.

(15)	These shares of restricted stock vested on March 14, 2014.

(16)	The specified performance measures have been satisfied with respect to these shares and they vested on March 14, 2014.

(17)	One-fourth of these cash-settled restricted stock units vest on each of June 14, 2014, 2015, 2016 and 2017.

(18)	In connection with Mr. Hurdle’s separation from the Company, all of his unvested restricted stock units and unexercisable stock options were forfeited. Mr. Hurdle’s exercisable options were exercised prior to December 31, 2013.

Option Exercises and Stock Vested for 2013

The following table includes information regarding option exercises by our named executive officers and vesting of restricted stock held by them during the year ended December 31, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Scott W. Steffey	—	—	—	—
Steven H. Lesnik	—	—	114,811	$344,433
Colleen M. O’Sullivan	—	—	13,185	$40,053
Jeffrey D. Ayers	—	—	—	—
Lysa A. Clemens	—	—	—	—
Jason T. Friesen	—	—	8,506	$26,052
Daniel J. Hurdle	1,275	$2,588	—	—

(1)	The aggregate dollar value realized on exercise was calculated by multiplying the number of shares acquired upon vesting by the difference between the market price of the Company’s common stock as reported on NASDAQ at exercise and the exercise price.

(2)	The aggregate dollar value realized on vesting was calculated by multiplying the number of shares which vested by the closing price of the Company’s common stock as reported on NASDAQ on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer for such terminations is shown in the tables below.

Executive Severance Plan.    The Company’s executive officers are eligible to participate in the Company’s Executive Severance Plan and may be eligible to receive benefits thereunder in the event such an executive officer’s employment is involuntarily terminated, except that Messrs. Steffey and Lesnik are not eligible to participate in this plan pursuant to the terms of their letter agreements with the Company. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an eligible executive officer’s employment is terminated involuntarily by the Company and, if so, whether such eligible executive officer will receive benefits under this plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under this plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

Severance benefits under this plan include base pay, certain benefits coverage and prorated cash incentive payments payable under the Company’s annual incentive program, as follows:

•

A lump sum payment of a minimum of 26 weeks and a maximum of 52 weeks of base pay, calculated based on the number of full years of continuous service completed (unless otherwise provided in an employee’s employment offer letter), as follows:

•	26 weeks of base pay on completing fewer than nine full years of continuous service.

•	Three weeks base pay per year on completing nine to 17 full years of continuous service.

•	52 weeks of base pay on completing 18 or more full years of continuous service.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for the number of weeks that is equal to the number of weeks of base pay the executive receives as severance pay.

•

A lump sum payment of prorated cash annual incentive earned (if any) for the year of termination, calculated in accordance with the method for determining the amount of annual cash incentive payable to other similarly situated active employees and paid in accordance with our normal annual incentive program’s payment procedures.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Continuous service means the executive’s most recent unbroken period of employment with us, which may include service with a predecessor employer that we acquired, beginning on the executive’s most recent hire date and ending on the date of employment termination. Continuous service excludes any period of earned unused vacation or any period during which the executive was a consultant or independent contractor for us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations. The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Severance Arrangements Pursuant to Employment Letters.    Mr. Steffey and Mr. Hurdle are entitled to certain enhanced severance benefits pursuant to their employment letter agreements entered into when they joined the Company. Mr. Steffey will receive the following payments and benefits if terminated by the Company without cause or if he resigns for good reason (as such terms are defined in Mr. Steffey’s April 1, 2013 employment letter agreement with the Company, and each a “Qualifying Termination”), subject to his execution and non-revocation of a general release of claims: (i) a lump sum payment equal to two times the sum of his annual base salary and target cash annual incentive, (ii) a pro-rata portion of the cash annual incentive for the year in which the termination occurs, based on actual performance, and (iii) a lump sum amount equal to 18 months of the employer-portion of insurance premiums under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (i.e., COBRA).

Pursuant to his employment offer letter, in the event of an involuntary termination of employment, Mr. Hurdle was eligible for 52 weeks of pay equal to his salary at the time of termination as well as other benefits specified in the Company’s Executive Severance Plan.

Incentive Plan Termination of Employment Provisions.    Under our 2008 Plan (except as provided below for Mr. Steffey), restricted stock, restricted stock unit and performance unit awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. The amount payable with respect to the performance units in case of death or disability will be a pro rata amount based on the length of service during the three year performance period. For stock option awards (except as provided below for Mr. Steffey), if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than cause, options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unexercisable options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all rights to purchase shares of our stock.

In addition, certain special vesting provisions apply to time-based restricted stock awards granted on May 19, 2011. For these awards, vesting upon (i) a termination due to the death or disability of the grantee, and (ii) an involuntary termination of the grantee during the two-year period following a change in control, is prorated based on the date of such termination. For terminations prior to May 19, 2013, the number of shares that vest would equal 50% of the total shares granted multiplied by a fraction, the numerator of which is the number of days elapsing between May 19, 2011 and the termination date, and the denominator of which is 730 (rounded up to the nearest whole share). For terminations after May 19, 2013, the number of shares that vest (in addition to the shares that would have become vested on May 19, 2013) would equal the result of the following formula (rounded up to the nearest whole share): A x (B/1095) – (A – (.5 x A)); where “A” equals the number of shares granted on May 19, 2011 and “B” equals the number of days elapsing between May 19, 2011 and the termination date.

Ms. O’Sullivan and Messrs. Ayers and Friesen also hold exercisable options under our prior plan, the Career Education Corporation 1998 Employee Incentive Compensation Plan (as amended, the “1998 Plan”). The effect of a termination of employment on these options is consistent with that described above for options under the 2008 Plan that are exercisable on the date of termination except in the event of retirement, in which case the options held under the 1998 Plan will remain exercisable until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date.

Mr. Steffey’s stock option, stock appreciation right, cash-settled restricted stock unit and performance unit awards made in 2013 have vesting provisions that differ from that described above. In the event of a Qualifying Termination: (i) the stock options and stock appreciation rights will vest in full on the termination date and remain exercisable for three years after termination; (ii) the cash-settled restricted stock units will vest in full on the termination date, subject to achievement of the applicable revenue target performance measure; and (iii) the performance unit award will vest based on actual performance results and will be paid at such time as the award would otherwise have been paid. In the event Mr. Steffey’s employment terminates by reason of death or disability (as defined in the letter agreement), the stock options and stock appreciation rights will vest in full and remain exercisable for one year following termination, the restricted stock units will vest in full and the performance unit award will vest and become payable at the target level. In the event of Mr. Steffey’s retirement, vested stock options and stock appreciation rights will remain exercisable for three years following such retirement. In no event will the stock options and stock appreciation rights remain exercisable beyond their original term.

Equity Plan Change in Control Provisions.    Under the 2008 Plan, a change in control is deemed to have occurred if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 35% of our common stock.

•

Our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	Our stockholders approve a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2008 Plan is a “double-trigger” plan that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause (as defined in the 2008 Plan) during the two-year period following the change in control, that award holder’s stock options shall become exercisable and shares of restricted stock, restricted stock units and performance units shall become vested. All performance goals will be deemed to have been met.

Notwithstanding the foregoing, for awards made to Mr. Steffey in 2013, if a Qualifying Termination occurs within 18 months after a change in control, the cash-settled restricted stock units will become vested assuming achievement of the revenue target performance measure and the performance unit award will vest and be paid to Mr. Steffey based on the greater of target performance or actual performance as of the date of the Change in Control.

The only awards outstanding under the 1998 Plan are currently exercisable stock options.

Messrs. Lesnik and Hurdle.

Mr. Lesnik served as President and Chief Executive Officer from October 31, 2011 through April 7, 2013. In addition, Mr. Lesnik served as Chairman and as a member of the Board through the 2013 Annual Meeting of Stockholders. On February 26, 2013, the Company entered into a letter agreement with Mr. Lesnik (the “Lesnik Letter Agreement”) in which Mr. Lesnik agreed to continue to serve as the Company’s Chief Executive Officer, an employee or consultant agent to the Company from the date of the Lesnik Letter Agreement until March 31, 2014 (the “Term”). Pursuant to the Lesnik Letter Agreement, Mr. Lesnik received his salary of $83,333 per month through the end of the Term. The Lesnik Letter Agreement does not provide for any severance payments or benefits in connection with a termination of employment or service with the Company, and therefore Mr. Lesnik did not receive any severance payments or benefits in connection with his transition from employee to consultant or at the end of the Term.

Pursuant to the terms of the Lesnik Letter Agreement, on March 4, 2013 the Compensation Committee granted Mr. Lesnik: (i) time-based options (the “2013 Lesnik Options”) to purchase 450,000 shares of Company common stock; and (ii) 299,401 performance-based cash-settled restricted stock units (the “2013 Lesnik RSUs”). The 2013 Lesnik Options have an exercise price of $2.72, the closing price of the Company’s common stock on the date of grant and became exercisable in twelve equal monthly installments in accordance with the terms thereof. These options and other exercisable options held by Mr. Lesnik will remain exercisable for three years following the end of the Term (unless they expire sooner) in accordance with their terms. The 2013 Lesnik RSUs vested on March 14, 2014 and have been settled in accordance with the terms thereof. No accelerated vesting occurred with respect to these or any other awards in connection with Mr. Lesnik’s transition from employee to consultant or at the end of the Term. Unexercisable options held by Mr. Lesnik at the end of the Term will be forfeited in accordance with the terms thereof, except for the price-vesting options granted to him in 2012 which remain outstanding and will become exercisable if the price condition is met by February 28, 2015.

Mr. Hurdle’s employment offer letter provided Mr. Hurdle with 52 weeks of pay equal to his salary at the time of termination as well as other benefits specified in the Company’s Executive Severance Plan in the event of an involuntary termination of employment. As a result, Mr. Hurdle received a lump sum base salary amount of $330,000 and pro rata annual incentive amount of $32,784 in connection with his departure from the Company in August 2013. No additional amounts were paid.

Potential Payments.    The following tables describe the benefits to which the named executive officers (other than Messrs. Lesnik and Hurdle, who are addressed above) would have been entitled under the arrangements described above (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination, (b) retirement, (c) an involuntary termination other than for cause, (d) the named executive officer’s death or disability, or (e) a termination for cause (as defined in the 2008 Plan or any applicable employment letter agreement), in any such case on December 31, 2013, or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 31, 2013. For Mr. Steffey, the involuntary termination other than for cause scenario also includes a resignation by Mr. Steffey for good reason (as defined in his employment letter agreement). Information regarding the calculation of certain amounts is provided below the tables. Information regarding non-discriminatory group welfare benefit plans is excluded from the tables below as permitted by applicable regulations.

Scott W. Steffey

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$3,000,000	$—	$—	$3,000,000
Accrued & Pro Rata Annual Incentive	$274,148	$274,148	$274,148	$274,148	$—	$274,148
Performance-Based RSUs	$—	$—	$2,020,907	$2,020,907	$—	$2,020,907
Stock Options and SARs	$—	$1,692,149	$2,256,198	$2,256,198	$—	$2,256,198
Performance Units	$—	$—	$1,040,000	$1,040,000	$—	$1,040,000

Benefits and Perquisites:
COBRA Benefits	$—	$—	$9,034	$—	$—	$9,034

Total:	$274,148	$1,966,297	$8,600,287	$5,591,253	$—	$8,600,287

Colleen M. O’Sullivan

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Base Salary Lump Sum	$—	$—	$177,500	$—	$—	$177,500
Accrued & Pro Rata Annual Incentive	$54,720	$54,720	$54,720	$54,720	$—	$54,720
Restricted Shares or Units	$—	$—	$—	$422,228	$—	$422,228
Stock Options	$—	$173,325	$—	$227,313	$—	$227,313
Performance Units	$—	$—	$—	$59,167	$—	$177,500

Benefits and Perquisites:
COBRA Benefits	$—	$—	$5,486	$—	$—	$5,486

Total:	$54,720	$228,045	$237,706	$763,428	$—	$1,064,747

Jeffrey D. Ayers

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Base Salary Lump Sum	$—	$—	$190,000	$—	$—	$190,000
Accrued & Pro Rata Annual Incentive	$58,573	$58,573	$58,573	$58,573	$—	$58,573
Restricted Shares or Units	$—	$—	$—	$477,346	$—	$477,346
Stock Options	$—	$173,373	$—	$231,165	$—	$231,165
Performance Units	$—	$—	$—	$63,333	$—	$190,000

Benefits and Perquisites:
COBRA Benefits	$—	$—	$5,486	$—	$—	$5,486

Total:	$58,573	$231,946	$254,059	$830,417	$—	$1,152,570

Lysa A. Clemens

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Base Salary Lump Sum	$—	$—	$155,000	$—	$—	$155,000
Accrued & Pro Rata Annual Incentive	$155,000	$155,000	$155,000	$155,000	$—	$155,000
Restricted Shares or Units	$—	$—	$—	$263,779	$—	$263,779
Stock Options	$—	$58,686	$—	$78,248	$—	$78,248
Performance Units	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:
COBRA Benefits	$—	$—	$—	$—	$—	$—

Total:	$155,000	$213,686	$310,000	$497,027	$—	$652,027

Jason T. Friesen

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Base Salary Lump Sum	$—	$—	$177,500	$—	$—	$177,500
Accrued & Pro Rata Annual Incentive	$126,049	$126,049	$126,049	$126,049	$—	$126,049
Restricted Shares or Units	$—	$—	$—	$463,205	$—	$463,205
Stock Options	$—	$182,491	$—	$236,480	$—	$236,480
Performance Units	$—	$—	$—	$59,167	$—	$177,500

Benefits and Perquisites:
COBRA Benefits	$—	$—	$5,486	$—	$—	$5,486

Total:	$126,049	$308,540	$309,035	$884,901	$—	$1,186,220

Lump Sum and Accrued & Pro Rata Incentive.    Except for Mr. Steffey, severance arrangements for the named executive officers are governed by the Company’s Executive Severance Plan, which is described above in this “Potential Payments upon Termination or Change in Control” section, and, for Mr. Hurdle, his employment offer letter, which provides for 52 weeks of base pay in the event of an involuntary termination of employment as well as other benefits specified in the Executive Severance Plan.

Mr. Steffey’s employment letter agreement provides for his severance benefits in lieu of participating in the Executive Severance Plan. See “Severance Arrangements Pursuant to Employment Letters” above in this section.

The Company’s cash annual incentive program is a calendar year program. Assuming a December 31, 2013 termination date, the named executive officers would receive the cash incentive accrued and payable for calendar year 2013 and would not receive any additional pro rata cash incentive payment.

Restricted Shares or Units.    For purposes of the tables above, compensation for the vesting of time-based and performance-based restricted stock equals the $5.70 closing price per share of our common stock as reported on NASDAQ on December 31, 2013, multiplied by the number of vesting shares or units. All outstanding performance conditions are assumed to have been met.

Performance Units.    Compensation with respect to the performance units granted in 2013 for the events in the tables above reflect the outcomes provided for pursuant to the terms of the performance units. Mr. Steffey’s performance unit has vesting provisions which differ from those granted to other participants. If Mr. Steffey’s termination is an involuntary not for cause termination (or a resignation by him for good reason), his performance unit vests and becomes payable based on the actual performance result over the three year performance period. If Mr. Steffey’s termination is an involuntary not for cause termination (or a resignation by him for good reason) within 18 months after a change in control, his performance unit vests at the greater of target performance or actual performance measured as of the date of the change in control. As these amounts are indeterminable at this time, the table above assumes payment based on target performance in these two scenarios for Mr. Steffey.

Stock Options and SARs.    Stock option and stock appreciation right compensation for the events in the tables above equals the difference between the exercise price and the $5.70 closing price of our common stock as reported on NASDAQ on December 31, 2013, multiplied by the number of options or rights becoming exercisable in connection with the termination event.

COBRA Benefits.    The Executive Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible, if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. Mr. Steffey’s employment letter agreement provides for a lump sum payment equal to the premium cost of 18 months of COBRA benefits, reduced by the contribution amounts required to be paid for such insurance coverage by similarly situated employees for such coverage, in lieu of the COBRA benefits provided for under the Executive Severance Plan.

Normal Retirement.    For purposes of the tables above, the named executive officers are assumed to be retirement eligible under the 2008 Plan.

Change in Control.    The Company’s Executive Severance Plan governs the severance arrangements applicable to the named executive officers in the tables above (except Mr. Steffey). The Company’s Executive Severance Plan does not contain provisions addressing change in control. For purposes of determining amounts payable to the named executive officers assuming a concurrent change in control and termination of employment effective December 31, 2013, the termination is deemed to be involuntary not for cause termination.

AUDIT-RELATED MATTERS

Report of the Audit Committee of the Board of Directors

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with management.

(2)	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)	Received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

Louis E. Caldera

Ronald D. McCray

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for the Company and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Ernst & Young LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Audit Fees

Audit fees were approximately $2,142,368 and $2,079,498 for the years ended December 31, 2013 and December 31, 2012, respectively. Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

There were no audit-related fees for the years ended December 31, 2013 and 2012.

Tax Fees

Tax fees were approximately $81,320 and $70,682 for the years ended December 31, 2013 and December 31, 2012, respectively. Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees

There were no fees billed by Ernst & Young LLP for other services during the years ended December 31, 2013 and 2012.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2013 and 2012.

ITEMS TO BE VOTED ON

PROPOSAL 1: Election of Directors

The Board of Directors has nominated the nine director candidates named below. Each of the nominees is currently serving as a director of Career Education Corporation and is running for re-election. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2015 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement below to serve as directors of CEC.

The Board of Directors has affirmatively determined that each of the director nominees, except for Mr. Steffey who is currently serving as President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her Board Committee memberships. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

Louis E. Caldera	Director since March 2013

Mr. Caldera, age 58, is a private investor and corporate director. He served as vice president of programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Mr. Caldera was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Mr. Caldera served as a tenured faculty member of the University of New Mexico Law School from August 2003 to November 2008 and was president of the University of New Mexico from August 2003 to January 2006. Previously, he was vice chancellor for university advancement at The California State University, Secretary of the Army in the Clinton Administration and a California legislator. Mr. Caldera is currently a director of publicly-held A.H. Belo, a newspaper publishing and local news and information company, and of the Association of Private Sector Colleges and Universities, a voluntary membership organization of accredited, private, postsecondary schools that provide career-specific educational programs and of which the Company is a member. He is also a former director of publicly-held Iomega Corporation, IndyMac Bancorp, Inc. and Southwest Airlines Co. Mr. Caldera received a Bachelor of

Science from the U.S. Military Academy at West Point, a law degree from the Harvard Law School and a Master of Business Administration from the Harvard Business School.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Caldera has experience in university administration, teaching and governance, including as a vice chancellor for the California State University, as president and a tenured law school faculty member at the University of New Mexico, as a former trustee of Claremont McKenna College and as a director of the Association of Public Sector Colleges and Universities and the Hispanic Association of Colleges and Universities; expertise in education policy at the state and federal level from experience as a California legislator, in the Clinton Administration and via service as a member of several national education commissions; experience in higher education policy and education philanthropy, including serving the educational needs of low income and traditionally underrepresented students; and, through his senior leadership position with the Department of Defense, experience including matters affecting service member, veteran and military child educational matters. These perspectives make him a valuable resource to the Board.
Strategic Planning and Growth Initiatives	Mr. Caldera has significant experience and knowledge in the leadership and management of large organizations, budgeting, accounting and finance, strategic planning and personnel matters, as well as governmental policy. He successfully led two large, complex public institutions with global missions through periods of growth and challenge.
Governance	Mr. Caldera’s public company board and governmental policy experience (including audit committee chairmanship experience) will serve to strengthen and broaden the Board’s collective governance experience, commitment and perspectives.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 70, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 1, 2007 to December 31, 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of publicly-held Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations; CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; and Internet Patents Corporation, an on-line insurance provider. He also served as a director of LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; and Sapient Corporation, a public global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of

Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.
Investment Management and Other Financial Expertise	Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the Chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the recent global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA Financial for 15 years.
Marketing	Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.
Governance	Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 68, has served as Chairman of the Board since May 2013. He served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. Motorola, a global provider of integrated communications and embedded electronic solutions, had annual revenues exceeding $42 billion at the time of his retirement. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire is a current director of publicly-held Meritor, Inc. (formerly known as ArvinMeritor, Inc.), a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry; and Roper Industries, a diversified industrial company that produces engineered products; and a former director of publicly-held Arbitron Inc., a media and marketing research firm. He also serves as principal financial adviser to Harrison Street Capital and is a director of MCR LLC, an investment of Harrison Street Capital engaged in the project management consulting business. He also serves on the advisory board of CFO Magazine. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Devonshire offers the Board insights into various models of how corporate and line functions can and should interrelate with and inform strategic planning activities, financial performance and other critical corporate planning activities.
Investment Management and Other Financial Expertise	Mr. Devonshire provides in-depth financial expertise in overseeing financial reporting, internal controls and financial strategy within public companies, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. These skills support the Board’s oversight responsibilities for the Company’s financial statements and internal controls.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 69, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently a director of publicly-held Capital One Financial Corporation, a diversified financial services holding company; Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions of which he is chairman of the board; and Waste Management, Inc., a leading provider of comprehensive waste management services. He has also served on the board of directors of Mobius Management System, Inc. from 2002 to June 2007 and on the board of directors of Computer Network Technology Corporation from July 1997 to 2005. He attended Cornell University and received a Bachelor of

Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.
Investment Management and Other Financial Expertise	Mr. Gross’ background in financial reporting and financing of companies, both smaller NASDAQ companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.
Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.
Governance	Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, NASDAQ and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 47, is currently a managing partner with Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science from the University of Utah and his Master of Business Administration from the University of Chicago.

Mr. Jackson terminated his employment with Blum Capital Partners, L.P. and its affiliates in 2010. During Mr. Jackson’s tenure with Blum Capital, Blum Capital and certain of its affiliates beneficially owned more than 10% of the Company’s common stock. Mr. Jackson disclaimed beneficial ownership of the shares held by the various Blum Capital entities, except to the extent of any pecuniary interest therein. Mr. Jackson served as Senior Advisor to Blum Capital Partners, L.P. from January 1, 2011 to December 31, 2011. As a Senior Advisor to Blum Capital, Mr. Jackson provided investment and business advice with respect to certain portfolio investments in Blum Capital’s investment funds, including its investment in the Company. Mr. Jackson has no current investment or voting authority over any of Blum Capital’s investment funds. Mr. Jackson is a non-managing member of Blum Capital’s affiliates listed above, and remains eligible, to the extent of his vested interest, to receive a portion of the carried interest profits in the investment funds managed by these Blum Capital affiliates. As a participant in the carried interest, Mr. Jackson may be allocated a disproportionate share of the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.
Strategic Planning and Growth Initiatives	Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.
Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 70, served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally also serves on the board of trustees of Briarcliffe College, one of the Company’s schools. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.
Investment Management and Other Financial Expertise	Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies that informs the Board’s analyses about the Company’s options.

Ronald D. McCray	Director since November 2012

Mr. McCray, age 56, is a private investor and corporate director. He served as chief administrative officer of Nike, Inc. from August 2007 until May 2009. Prior to August 2007, Mr. McCray worked for Kimberly-Clark Corporation, where he served most recently as senior vice president for law and government affairs from August

2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas prior to joining Kimberly-Clark in 1987. Mr. McCray is currently a director of publicly-held A.H. Belo, a newspaper publishing and local news and information company, and EveryWare Global, Inc., one of the world’s leading designers and sellers of tabletop and food preparation products for the consumer and food service markets. He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the board of trustees of Cornell University, the visiting committee of Harvard Law School, the executive board of the SMU Dedman School of Law and the board of directors of Children’s Memorial Medical Center/Dallas, and was nominated by President Obama to be a member of the Federal Retirement Thrift Investment Board and was confirmed by the Senate in 2011. Mr. McCray received a Bachelor of Arts from Cornell University and a law degree from the Harvard Law School.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. McCray has strong strategic planning expertise from his strategic leadership responsibilities at Nike and Kimberly-Clark as well as boards of other companies which assists the Board in its oversight of the Company’s strategic planning process.
Investment Management and Other Financial Expertise	Mr. McCray’s familiarity with the capital markets gained through his experience as a private investor and corporate financial lawyer and his oversight responsibility on the Federal Retirement Thrift Investment Board as well as his prior executive management positions provide both an investor’s perspective and practical input to the Company’s business plans.
Marketing	Mr. McCray has gained significant marketing insights through his executive management roles at Kimberly-Clark and Nike, two global consumer products marketing firms, as well as his involvement with other consumer-facing companies.
Governance	Mr. McCray brings to the Board his diversified corporate governance experience gained from his past and present positions on various public company boards. His legal and compliance roles at multiple companies as well as the law firm experience he obtained practicing corporate and securities law adds a broad perspective and practical insight to the Board.

Scott W. Steffey	Director Nominee

Mr. Steffey, age 52, was appointed President and Chief Executive Officer of the Company as of April 8, 2013. Prior to joining the Company, Mr. Steffey has been the founder and president of Symposium Ventures, which has provided advisory services relating to the for-profit and non-profit education industry since 2005. From 2001 through 2005, Mr. Steffey held positions with Strayer Education, Inc., a public company providing postsecondary education services, as its Executive Vice President and Chief Operating Officer as well as Chairman of the Board of Trustees for Strayer University. He served as an Executive in Residence at New Mountain Capital, LLC from March 2000 to March 2001. Prior to that, Mr. Steffey served for four years as Vice Chancellor of the State University of New York, one of the largest public postsecondary higher education systems in the world. Mr. Steffey is a member of the board of HealthEd Holdings, LLC, which through its subsidiaries provides technology and healthcare training. He is also the founder of the Charter Schools Institute, an organization that establishes competitive K-12 schools in New York State dedicated to providing improved educational opportunities for economically disadvantaged students. Previously, Mr. Steffey held senior management positions at NYNEX Corporation (a predecessor to Verizon) and American Express Company. Mr. Steffey received a Bachelor of Arts in philosophy from Skidmore College.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Steffey’s many years of experience in various roles in the education industry brings extensive expertise from various perspectives to the Board.
Strategic Planning and Growth Initiatives	As the chief operating officer of Strayer Education, Inc., Mr. Steffey grew enrollments and expanded operations and facilities. As the senior operating officer of the State University of New York, he implemented broad economic, marketing and academic reforms. This experience will assist the Board in implementing and developing strategic initiatives for the Company.
Investment Management and Other Financial Expertise	Mr. Steffey, through his business Symposium Ventures, has been an advisor to hedge funds and private equity firms investing in the for-profit education industry, to investment banks managing transactions in the for-profit education industry, and to for-profit and non-profit education institutions. The insight gained from these roles and earlier financial investment experience will provide additional depth to the Board and aid in creating value for our stockholders.
Marketing	Mr. Steffey brings to the Company marketing experience gained through growing enrollments at Strayer Education, Inc. and implementing marketing reforms at the State University of New York as well as other positions he has held.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 55, served as Lead Independent Director of the Board from October 2011 through May 2013. Ms. Thornton has been Vice President and General Counsel of WGL Holdings, Inc. since January 2012, having joined that company as Counsel to the Chairman in November 2011. WGL Holdings, Inc., a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until she joined WGL Holdings, Inc., and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“ED”). During her nearly eight years at ED, Ms. Thornton advised the Secretary on all ED matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. Ms. Thornton was selected by the White House in 1995 to serve on the President’s White House Budget Working Group and in 1996 served in a senior role on President Clinton’s presidential debate team. In addition to her work at ED, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a Professional Director Certification from the American College of Corporate

Directors, a public company director education and credentialing organization. Ms. Thornton holds a Bachelor of Arts from the University of Pennsylvania and a law degree from Georgetown University.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.
Governance	Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continues to develop such expertise in her capacity as Vice President and General Counsel of WGL Holdings, Inc.

PROPOSAL 2: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company will hold a nonbinding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such nonbinding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our fiscal year 2013 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive programs so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2014. The Company is asking you to ratify that appointment. The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2015. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

OTHER INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of April 7, 2014 as a group.

	Common Stock Beneficially Owned as of April 7, 2014
Name	Shares of Common Stock Owned		Restricted Shares(1)	Subject to RSUs Vesting Within 60 Days	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Directors
Louis E. Caldera	5,000		—	—	9,333	14,333	*
Dennis H. Chookaszian	7,000	(5)	—	—	204,000	211,000	*
David W. Devonshire	3,500	(6)	—	—	126,000	129,500	*
Patrick W. Gross	3,400		—	—	180,000	183,400	*
Gregory L. Jackson	13,672		—	—	108,000	121,672	*
Thomas B. Lally	20,000		—	—	204,000	224,000	*
Ronald D. McCray	1,000		—	—	12,000	13,000	*
Scott W. Steffey	25,000		—	—	112,500	137,500	*
Leslie T. Thornton	5,000		—	—	180,000	185,000	*

Named Executive Officers (3)
Colleen M. O’Sullivan	22,476		6,228	—	61,308	90,012	*
Jeffrey D. Ayers	25,547		—	—	139,564	165,111	*
Lysa A. Clemens	2,700		—	—	—	2,700	—
Jason T. Friesen	18,557		6,673	—	69,426	94,656	*
Steven H. Lesnik	81,762		—	—	714,811	796,573	1.17%
Daniel J. Hurdle	—		—	—	—	—	—
All directors and executive officers as a group (16 persons (4))	161,413		18,032	—	1,413,247	1,592,692	2.32%

*	Denotes beneficial ownership of less than one percent.

(1)	Includes restricted stock awards that remain subject to applicable performance-vesting and time-vesting criteria. Based upon whether such criteria is achieved and, if so, at what level, such restricted stock awards, or a portion thereof, may be forfeited in the future.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of April 7, 2014, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Mr. Steffey, whose beneficial ownership is provided under “Directors” above.

(4)	Excludes Messrs. Lesnik and Hurdle as they did not serve as an executive officer or director of the Company on April 7, 2014.

(5)	Indirect by spouse.

(6)	Joint with spouse.

Security Ownership of Principal Stockholders

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at April 7, 2014. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of April 7, 2014.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
FMR LLC (1)	7,720,000	11.49%
82 Devonshire Street, Boston, Massachusetts 02109
Blum Capital Partners, L.P. (2)	6,600,000	9.82%
909 Montgomery Street, Suite 400, San Francisco, California 94133
BlackRock, Inc. (3)	5,489,600	8.17%
40 East 52nd Street, New York, New York 10022
AQR Capital Management, LLC (4)	4,108,592	6.11%
Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830

(1)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole dispositive power for 7,720,000 shares and sole voting power for 1,000,000 shares, stating that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 6,720,000 shares as a result of acting as investment adviser to various investment companies; that Edward C. Johnson 3d (the Chairman of FMR) and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 6,720,000 shares owned by the funds; that the ownership of one investment company, Fidelity Low-Priced Stock Fund (the “Fund”), amounted to 6,720,000 shares; that members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and through the execution of a shareholders’ voting agreement concerning Series B voting common shares may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR; that neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by such Board of Trustees; that Pyramis Global Advisers, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 1,000,000 shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies; and that Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 1,000,000 shares and sole voting power over 1,000,000 shares owned by the institutional accounts or funds advised by PGALLC.

(2)	As reported on a Form 4 filed with the SEC on September 18, 2013 by Blum Capital Partners, L.P. on behalf of itself and certain of its affiliates. Based on a Schedule 13D/A filed with the SEC on September 9, 2013, the Company believes that Blum Capital Partners Blum Capital Partners, L.P. has shared voting and shared dispositive power as to these shares.

(3)	As reported on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power with respect to 5,382,841 of these shares and sole dispositive power with respect to all of these shares.

(4)	As reported on a Schedule 13G filed with the SEC on February 11, 2014 by AQR Capital Management, LLC. AQR reported shared voting power and shared dispositive power as to all these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no forms were required for them, we believe that in 2013 our executive officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Involvement in Certain Legal Proceedings

On December 7, 2011, a derivative action was filed in the Circuit Court of Cook County, Chancery Division on behalf of the Company naming the Company’s Board of Directors at that time as individual defendants and the Company as a nominal defendant. Plaintiff alleged breach of fiduciary duty and abuse of control by the individual defendants. On December 22, 2011, another derivative action was filed in the United States District Court for the Northern District of Illinois on behalf of the Company naming the Company’s Board of Directors at that time as well as former employees Thomas Budlong, Michael Graham, Gary McCullough, Thomas McNamara and Brian Williams as individual defendants and the Company as a nominal defendant. Plaintiff alleged breach of fiduciary duty, abuse of control and gross mismanagement by all of the individual defendants and unjust enrichment by individual defendants Budlong, Graham, McCullough, McNamara and Williams. On November 5, 2012, a third derivative action was filed in the U.S. District Court for the Northern District of Illinois on behalf of the Company naming the Company’s Board of Directors at that time as well as Gary McCullough, Michael Graham, Colleen O’Sullivan, George Grayeb, Brian Williams, Thomas McNamara, Thomas Budlong, and Edward Snyder as individual defendants and the Company as a nominal defendant. Plaintiff alleged breach of fiduciary duty, waste of corporate assets and unjust enrichment by all of the individual defendants and violations of Section 10(b) of the Exchange Act against defendants McCullough and Graham and of Section 20(a) of the Exchange Act against members of the Board’s Audit Committee. All of these derivative actions were settled and subsequently dismissed with prejudice in early 2014.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2015 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 17, 2015. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2015 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to June 3, 2015.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2013, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $19,000 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CAREER EDUCATION CORPORATION
ATTN: GAIL RAGO 231 N MARTINGALE ROAD SCHAUMBURG, IL 60173	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain
01	Louis E. Caldera		☐	☐	☐

02	Dennis H. Chookaszian		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
03	David W. Devonshire		☐	☐	☐	2.	Advisory Vote to Approve Executive Compensation Paid by the Company to its Named Executive Officers.	☐	☐	☐
04	Patrick W. Gross		☐	☐	☐

05	Gregory L. Jackson		☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

06	Thomas B. Lally		☐	☐	☐

07	Ronald D. McCray		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
08	Scott W. Steffey		☐	☐	☐

09	Leslie T. Thornton		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAREER EDUCATION CORPORATION
Annual Meeting of Stockholders
June 3, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on June 3, 2014 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on June 3, 2014, beginning at 9:00 a.m., Central Daylight Saving Time, at the campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2014 Annual Meeting and vote in person, you may call Investor Relations at (847) 585-3899 or visit the Company’s website at www.careered.com under the caption “Corporate Contact.” The undersigned hereby revokes ALL previous proxies given to vote at the 2014 Annual Meeting or at any adjournment or postponement thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a - 4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2 and 3 are being proposed by Career Education Corporation.

Continued and to be signed on reverse side